Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED $250,000,000 TERM LOAN FACILITY CREDIT AGREEMENT

by and among

THE MACERICH PARTNERSHIP, L.P.,

as the Borrower

THE MACERICH COMPANY

as Guarantor

DEUTSCHE BANK TRUST COMPANY AMERICAS,
JPMORGAN CHASE BANK,

and

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent for the Lenders

DEUTSCHE BANK SECURITIES INC.

and

J.P. MORGAN SECURITIES INC.,
as the Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK

and

BANK ONE, N.A.,

as the Co-Syndication Agents

EUROHYPO AG, New York Branch

and

WELLS FARGO BANK, National Association

as the Co-Documentation Agents

COMMERZBANK AG, New York and Grand Cayman Branches

and

FLEET NATIONAL BANK

as the Managing Agents

U.S. BANK NATIONAL ASSOCIATION

and

SOCIETE GENERALE

as the Co-Agents

Amended and Restated as of July 30, 2004

TABLE OF CONTENTS

RECITALS
AGREEMENT

1.	Credit Facility
	1.1	Term Loan Amount
	1.2	Funding of Term Loan
	1.3	Repayment of Principal
	1.4	Term Loan Extension
	1.5	Interest

2.	Interest Rate and Yield-Related Provisions
	2.1	Applicable Interest Rate
	2.2	Payment of Interest
	2.3	Procedures for Interest Rate Election
	2.4	Inability to Determine Rate
	2.5	Illegality
	2.6	Funding
	2.7	Requirements of Law; Increased Costs
	2.8	Obligation of Lenders to Mitigate; Replacement of Lenders
	2.9	Funding Indemnification
	2.10	Taxes
	2.11	[RESERVED]
	2.12	Post-Default Interest
	2.13	Computations

3.	Payments
	3.1	Evidence of Indebtedness
	3.2	Nature and Place of Payments
	3.3	Prepayments
	3.5	Allocation of Payments Received

4.1	Credit Support

4.2	Guaranties.

5.	Conditions Precedent
	5.1	Conditions to Funding of Term Loan
	5.2	Outside Closing Date

6.	Representations and Warranties
	6.1	Financial Condition
	6.2	No Material Adverse Effect
	6.3	Compliance with Laws and Agreements
	6.4	Organization, Powers; Authorization; Enforceability
	6.5	No Conflict
	6.6	No Material Litigation
	6.7	Taxes

i

	6.8	Investment Company Act
	6.9	Subsidiary Entities
	6.10	Federal Reserve Board Regulations
	6.11	ERISA Compliance
	6.12	Assets and Liens
	6.13	Securities Acts
	6.14	Consents, Etc.
	6.15	Hazardous Materials
	6.16	Regulated Entities
	6.17	Copyrights, Patents, Trademarks and Licenses, etc.
	6.18	REIT Status
	6.19	Insurance
	6.20	Full Disclosure
	6.21	Indebtedness
	6.22	Real Property
	6.23	Brokers
	6.24	No Default
	6.25	Solvency

7.	Affirmative Covenants
	7.1	Financial Statements
	7.2	Certificates; Reports; Other Information
	7.3	Maintenance of Existence and Properties
	7.4	Inspection of Property; Books and Records; Discussions
	7.5	Notices
	7.6	Expenses
	7.7	Payment of Indemnified Taxes and Other Taxes and Charges
	7.8	Insurance
	7.9	Hazardous Materials
	7.10	Compliance with Laws and Contractual Obligations; Payment of The Taxes
	7.11	Further Assurances
	7.13	REIT Status
	7.14	Use of Proceeds
	7.15	RESERVED
	7.16	Management of Projects

8.	Negative Covenants
	8.1	Liens
	8.2	Indebtedness
	8.3	Fundamental Change
	8.4	Dispositions
	8.5	Investments
	8.6	Transactions with Partners and Affiliates
	8.7	Margin Regulations; Securities Laws
	8.8	Organizational Documents
	8.9	Fiscal Year
	8.10	Senior Management
	8.11	Distributions

	8.12	Financial Covenants of Borrower Parties

9.	Events of Default

10	The Agents
	10.1	Appointment
	10.2	Delegation of Duties
	10.3	Exculpatory Provisions
	10.4	Reliance by the Agents
	10.5	Notice of Default
	10.6	Non-Reliance on Agents and Other Lenders
	10.7	Indemnification
	10.8	Agents in Their Individual Capacity
	10.9	Successor Administrative Agent
	10.11	Limitations on Agents Liability

11.	Miscellaneous Provisions
	11.1	No Assignment by Borrower Parties
	11.2	Modification
	11.3	Cumulative Rights; No Waiver
	11.4	Entire Agreement
	11.5	Survival
	11.6	Notices
	11.7	Governing Law
	11.8	Assignments, Participations, Etc.
	11.9	Counterparts
	11.10	Sharing of Payments
	11.11	Confidentiality
	11.12	Consent to Jurisdiction
	11.13	Waiver of Jury Trial
	11.14	Indemnity
	11.15	Telephonic Instruction
	11.16	Marshalling; Payments Set Aside
	11.17	Set-off
	11.18	Severability
	11.19	No Third Parties Benefited

SCHEDULE OF ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES:

Annex 1	Glossary

SCHEDULES:

Schedule 6.6	Material Litigation

Schedule 6.9	Subsidiary Entities

Schedule 6.11	ERISA

Schedule 6.14	Consents

Schedule 6.15	Hazardous Materials

Schedule 6.19	Insurance

Schedule 6.21	Indebtedness

Schedule 6.22	Real Property

Schedule 7.16	Wholly-Owned Projects with Non-Standard Management Agreements

Schedule 8.1	Additional Permitted Liens

Schedule 8.6	Transactions with Affiliates

Schedule 11.6	Addresses for Notices, Etc.

Schedule G-1	Percentage Share

Schedule G-2	Description of Guaranties

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance Agreement

Exhibit B	Form of Closing Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Management Agreement

Exhibit E	Form of Note

Exhibit F	Form of Rate Request

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of the    th day of July, 2004, by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware (“Macerich Partnership” as the “Borrower”); THE MACERICH COMPANY, a Maryland corporation (“MAC”) AS GUARANTOR (the “Guarantor”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.            Pursuant to that certain Credit Agreement, dated as of May 13, 2003, as amended or otherwise modified to date (the “Existing Credit Agreement”), by and among the Borrower, the Guarantor, the lenders from time to time party thereto (the “Existing Lenders”), and DBTCA, as Administrative Agent, the Existing Lenders made a term loan to the Borrower in the principal amount of $250,000,000.

B.            The Lenders party hereto have agreed to amend and restate such credit facility and DBTCA has agreed to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and capitalized terms are defined in, or the location of the definitions thereof referenced in, the Glossary attached hereto as Annex I and by this reference incorporated herein).

C.            The parties hereto intend that the Obligations (as defined in the Existing Credit Agreement, hereinafter the “Existing Obligations”) shall continue to exist under, and to be evidenced by, this Agreement.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

AGREEMENT

ARTICLE 1.           Credit Facility.

1.1           Term Loan Amount.  On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall fund their respective Percentage Shares of a term loan (the “Term Loan”), in the amount of $250,000,000.  Principal amounts on the Term Loan that are repaid or prepaid by the Borrower may not be re-borrowed.

1.2           Funding of Term Loan.  Each Lender shall make its Percentage Share of the Term Loan available to the Administrative Agent, in same-day funds, on the Closing Date at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99-401-268, Ref: Macerich Partnership, no later than 1:00 p.m. (New York time) on the Closing Date.  The failure of any Lender to advance its Percentage Share of the Term Loan shall not relieve any other Lender of its obligation hereunder to advance its Percentage Share thereof, but no Lender shall be responsible for the failure of any other Lender to make its required advance.

1.3           Repayment of Principal.  Subject to (i) the Term Loan extension provisions of Section 1.4 below, and (ii) any earlier acceleration of the Term Loan following an Event of Default, the principal balance of the Term Loan shall be payable in full on May 13, 2007 (the “Original Maturity Date”).

1.4           Term Loan Extension.

(1)           Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Administrative Agent at least thirty (30) days prior to the Original Maturity Date, subject to the terms and conditions set forth in this Agreement, to extend the Original Maturity Date by twelve (12) months to May 13, 2008 (the “Extended Maturity Date”).  The request by the Borrower for the extension of the Original Maturity Date shall constitute a representation and warranty by the Borrower Parties that no Potential Default or Event of Default then exists and that all of the conditions set forth in Section 1.4(2) below shall have been satisfied on the Original Maturity Date.  The Administrative Agent shall notify the Lenders if it receives a request by the Borrower for the extension of the Original Maturity Date.

(2)           The obligations of the Administrative Agent and the Lenders to extend the Original Maturity Date as provided in Section 1.4(1) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment:  (A) on the Original Maturity Date there shall exist no Potential Default or Event of Default; (B) the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Lenders an extension fee (the “Extension Fee”) equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Term Loan (which fee the Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid); (C) the representations and warranties made by the Borrower Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Original Maturity Date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 6 shall be subject to update in accordance with clause (D) below); (D) the Borrower Parties shall have delivered updates to the Administrative Agent of all the Schedules set forth in Article 6 hereof and such updated Schedules shall be acceptable to Administrative Agent in its reasonable judgment; (E) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that the Borrower Parties are in compliance with the covenants set forth in Article 8; (F) the Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such extension; (G) MAC shall have acknowledged and ratified that its obligations under the Guaranty remains in full force and effect, and the Guaranty continues to guaranty the Obligations under the Loan Documents, as extended; (H) the outstanding amount of the Obligations owed hereunder (including, without limitation, the outstanding principal balance of the Term Loan, all accrued and unpaid interest thereon and all fees, costs and expenses owed hereunder) shall not exceed $200,000,000 as of the Original Maturity Date; and (I) all amounts owed under the Existing Term Facility shall have been paid in full on or prior to the Original Maturity Date.

(3)           The Administrative Agent shall notify each of the Lenders in the event that the Original Maturity Date is extended as provided in this Section 1.4.

1.5           Interest.  Interest shall be payable on the outstanding principal balance of the Term Loan at the rates and on the dates set forth in Sections 2.1 and 2.2 below.

ARTICLE 2.           Interest Rate and Yield-Related Provisions.

2.1           Applicable Interest Rate.  The outstanding principal balance of the Term Loan and portions thereof shall bear interest from the date disbursed to but not including the date of payment calculated at a per annum rate equal to, at the option of and as selected by the Borrower from time to time (subject to the provisions of Sections 2.3, 2.4, 2.5 and 2.12 below):  (i) the Applicable LIBO Rate for the selected Interest Period, or (ii) the Applicable Base Rate during the applicable interest calculation period.  Portions of the Term Loan bearing interest at the Applicable LIBO Rate shall be referred to herein sometimes as “LIBO Rate Loans” and portions of the Term Loan bearing interest at the Applicable Base Rate shall be referred to herein as “Base Rate Loans”.

2.2           Payment of Interest.

(1)           The Borrower shall pay interest on Base Rate Loans monthly, in arrears, on the last Business Day of each calendar month, as set forth on an interest billing delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on such date.

(2)           The Borrower shall pay interest on LIBO Rate Loans on the last day of the applicable Interest Period or, in the case of LIBO Rate Loans with an Interest Period ending later than three months after the date funded, converted or continued, at the end of each three month period from the date funded, converted or continued and on the last day of the applicable Interest Period, as set forth on an interest billing delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on such date.

2.3           Procedures for Interest Rate Election.

(1)           The Borrower may elect to have the Term Loan or portions thereof funded on the Closing Date as LIBO Rate Loans and may from time to time thereafter elect to convert portions of the Term Loan outstanding as Base Rate Loans to LIBO Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 p.m. (New York time) on the third Eurodollar Business Day preceding the proposed funding or conversion date.

(2)           The Borrower may elect to have the Term Loan or portions thereof funded on the Closing Date as Base Rate Loans and may from time to time thereafter elect to convert portions of the Term Loan outstanding as LIBO Rate Loans to Base Rate Loans by giving the Administrative Agent irrevocable notice of such election no later than 1:00 p.m. (New York time) on the third Eurodollar Business Day preceding the proposed funding or conversion date.

(3)           Subject to subsection (4) below, any LIBO Rate Loan may be continued as such upon the expiration of the Interest Period with respect thereto by the Borrower giving the Administrative Agent prior irrevocable notice of such election on the third Eurodollar Business Day preceding the proposed continuation date.  If the Borrower shall fail to give notice of such continuation election, the Borrower shall be deemed to have elected to convert any affected LIBO Rate Loan to a Base Rate Loan on the last day of the applicable Interest Period.

(4)           No portion of the Term Loan shall be funded or continued as a LIBO Rate Loan and no portion of the Term Loan shall be converted into a LIBO Rate Loan if an Event of Default or Potential Default has occurred and is continuing on the day occurring three Eurodollar Business Days prior to the date of, or on the date of, the requested funding, continuation or conversion.

(5)           Each Base Rate Loan shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and each LIBO Rate Loan shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that any Base Rate Loan or LIBO Rate Loan may be in such other amount (i) as may result from a partial prepayment thereof pursuant to Section 3.3 or (ii) as may equal all of the then remaining outstanding balance of the Term Loan.

(6)           Each request for the conversion or continuation of a Base Rate Loan into a LIBO Rate Loan or of a LIBO Rate Loan into a Base Rate Loan shall be evidenced by the timely delivery by the Borrower to the Administrative Agent of a duly executed Rate Request (which delivery may be by facsimile transmission).

(7)           In no event shall there at any time be LIBO Rate Loans outstanding having more than six (6) different Interest Periods.

(8)           The Borrower shall only request Interest Periods of one, two, three or six months.

2.4           Inability to Determine Rate.  In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower.  If such notice is given:  (1) no portion of the Term Loan may be funded as a LIBO Rate Loan, (2) any Base Rate Loan that was to have been converted to a LIBO Rate Loan shall, subject to the provisions hereof, be continued as a Base Rate Loan, and (3) any outstanding LIBO Rate Loan shall be converted, on the last day of the Interest Period applicable thereto, to a Base Rate Loan.  Until such notice has been withdrawn by the Administrative Agent, the Borrower shall not have the right to convert any Base Rate Loan to a LIBO Rate Loan or to continue a LIBO Rate Loan as such.  The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the Interest Period requested by the Borrower, and, following withdrawal of such notice by the Administrative Agent, the Borrower shall have the right to convert any Base Rate Loan to a LIBO Rate Loan and to continue any LIBO Rate Loan as such in accordance with the terms and conditions of this Agreement.

2.5           Illegality.  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain LIBO Rate Loans as contemplated by this Agreement:  (1) the commitment of such Lender hereunder to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled, and (2) LIBO Rate Loans held by such Lender then outstanding, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law.  In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.9 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof.  The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

2.6           Funding.  Each Lender shall be entitled to fund all or any portion of its Percentage Share of the Term Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund all LIBO Rate Loans through the purchase of offshore dollar deposits in the amount of such Lender’s Percentage Share of the relevant LIBO Rate Loan with a maturity corresponding to the applicable Interest Period.

2.7           Requirements of Law; Increased Costs.

(1)           In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

(A) Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or the Term Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(B) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(C) Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Percentage Share of the Term Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.10, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Percentage Share of the Term Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

(2)           If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.7, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to the Borrower, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.

(3)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s right to demand such compensation.  The provisions of this Section 2.7 shall survive the termination of this Agreement and payment of the Term Loan and all other Obligations.

2.8           Obligation of Lenders to Mitigate; Replacement of Lenders.  Each Lender agrees that:

(1)           As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Percentage Share of the Term Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.7 above or Section 2.10 below or to cease maintaining LIBO Rate Loans under Section 2.5 above, such Lender will use reasonable efforts:  (i) to maintain its Percentage Share of the Term Loan through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.7 above or pursuant to Section 2.10 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining LIBO Rate Loans under Section 2.5 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.

(2)           If the Borrower receives a notice pursuant to Section 2.7 above or pursuant to Section 2.10 below or a notice pursuant to Section 2.5 above stating that a Lender is unable to maintain LIBO Rate Loans (for reasons not generally applicable to the Required

Lenders), so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Percentage Share of the Term Loan and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrower, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Borrower may require, at the Borrower’s expense, the Lender giving such notice to assign, without recourse, all of its Percentage Share of the Term Loan and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 11.8 below.

2.9           Funding Indemnification.  In addition to all other payment obligations hereunder, in the event:  (1) any LIBO Rate Loan is prepaid prior to the last day of the applicable Interest Period, whether following a voluntary prepayment or otherwise, or (2) the Borrower shall fail to borrow the Term Loan on the Closing Date (to the extent the Borrower has requested that the Term Loan or portions thereof be initially funded as a LIBO Rate Loan), or to continue or to make a conversion to a LIBO Rate Loan after the Borrower has given notice thereof as required hereunder, then the Borrower shall immediately pay to each Lender which would have funded the requested LIBO Rate Loan or holding the LIBO Rate Loans prepaid or not continued or converted, through the Administrative Agent, an additional premium sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow, continue or convert.  Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or continued (or not converted, continued or borrowed) (the “Incremental Payment”) for the period from the date of such payment, prepayment, conversion or continuation (or failure to convert, continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to convert, continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefore in the relevant notice) at the applicable LIBO Rate provided for herein with respect to such Incremental Payment, over (2) the amount of interest that would have accrued (as reasonably determined by such Lender), based upon the interest rate which such Lender would have bid in the London interbank market for Dollar deposits, on amounts comparable to the Incremental Payment and maturities comparable to such period.  A determination of any Lender as to the amounts payable pursuant to this Section 2.9 shall be conclusive absent manifest error.

2.10         Taxes.

(1)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)           Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding under the Code (“Evidence of No Withholding”).  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent.  The Borrower shall be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to this Section 2.10(5).  If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.10(5), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.10(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding.

2.11         [RESERVED]

2.12         Post-Default Interest.  During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding shall, at the election of the Administrative Agent, bear interest at a per annum rate equal to two percent (2.0%) above the Applicable Base Rate in effect during the applicable calculation period (whether or not such Applicable Base Rate shall otherwise have been elected by the Borrower in accordance with this Agreement).

2.13         Computations.  All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

ARTICLE 3.           Payments.

3.1           Evidence of Indebtedness.  The obligation of the Borrower to repay the Term Loan shall be evidenced by notations on the books and records of the Lenders.  Such books and records shall constitute prima facie evidence thereof.  Any failure to record the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrower with respect to any of the Obligations.  Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Percentage Share of the Term Loan.

3.2           Nature and Place of Payments.  All payments made on account of the Obligations shall be made by the Borrower, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Indemnified Taxes or Other Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 1:00 p.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 1:00 p.m. (New York time) by the Administrative Agent, such payment will be considered to have been made by the Borrower on the next succeeding Business Day and interest thereon shall be payable by the Borrower at the rate otherwise applicable thereto during such extension.  All payments on account of the Obligations shall be made to the Administrative Agent through the Contact Office.  If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

3.3           Prepayments.

(1)           Upon not less than one (1) Business Day’s prior written notice (in the case of Base Rate Loans or LIBO Rate Loans with Interest Periods expiring on the date of payment) or three (3) Eurodollar Business Days’ prior written notice (in the case of LIBO Rate Loans with an Interest Period not expiring on the date of payment) to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrower may voluntarily prepay principal amounts outstanding under the Term Loan in whole or in part; provided, however, that voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(2)           The Borrower shall pay in connection with any prepayment hereunder all interest accrued but unpaid on that portion of the Term Loan to which such prepayment is applied, and in the case of prepayment of any portion of the Term Loan constituting LIBO Rate Loans, all amounts payable pursuant to Section 2.9 above, concurrently with payment of any principal amounts.

(3)           Prior to the occurrence of an Event of Default and acceleration of the Obligations, prepayments shall be applied first to Base Rate Loans to the extent possible and then to LIBO Rate Loans.

3.4          [RESERVED]

3.5           Allocation of Payments Received.

(1)           Prior to the occurrence of an Event of Default and acceleration of the Obligations, and unless otherwise expressly provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent to the Lenders pro rata in accordance with their respective Percentage Shares, by wire transfer of like funds received on the date of receipt if received by the Administrative Agent before 1:00 p.m. (New York time) or if received later, by 1:00 p.m. (New York time) on the next succeeding Business Day, without further interest payable by the Administrative Agent.

(2)           Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:

(A)          First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable as provided in Section 7.6 below;

(B)           Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until interest accrued on the Term Loan has been paid in full;

(C)           Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until principal under the Term Loan has been paid in full;

(D)          Then, to the Lenders, pro rata in accordance with the amount, expressed as a percentage, which the amount of remaining Obligations owed to such Lenders bears to all other Obligations held by all Lenders, until all other Obligations have been paid in full.

(3)           The order of priority set forth in Section 3.5(2) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the

Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 3.5(2) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower or any other Person.  The order of priority set forth in clause (A) of Section 3.5(2) may be changed only with the prior written consent of the Administrative Agent.

ARTICLE 4.           Credit Support.  As credit support for the Obligations, on or before the Closing Date, MAC shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the REIT Guaranty.

4.2           Guaranties.  As credit support for the Obligations, on or before the date hereof, the Affiliate Guarantors shall each execute and deliver to the Administrative Agent, for the benefit of the Lenders, an Affiliate Guaranty.  Upon the acquisition of any Project after the date hereof by any Borrower Party or Wholly-Owned Subsidiary thereof, in the event at the time of acquisition the principal Property comprising such Project is unencumbered by any Lien in respect of borrowed indebtedness (an “Unencumbered Property”), and there is no Financing or binding commitment for a Financing with respect to such Unencumbered Property within ninety (90) days of its acquisition, such Person (each a “Supplemental Guarantor”), if such Person is not already a Guarantor, shall: (a) execute and deliver to the Administrative Agent, for the benefit of the Lenders a Guaranty in the form of Exhibit D hereto pursuant to which such Supplemental Guarantor will unconditionally guarantee the Obligations from time to time owing to the Lenders, (b) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such other documents or legal opinions required by the Administrative Agent confirming the authorization, execution and delivery and enforceability (subject to customary exceptions) of the Guaranty by such Supplemental Guarantor, and (c) deliver copies of its Organizational Documents, certified by the Secretary or an Assistant Secretary of such Supplemental Guarantor (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager) as of the date delivered as being accurate and complete.  Upon the Disposition or Financing of any Unencumbered Property by any Affiliate Guarantor or Supplemental Guarantor, the Administrative Agent shall release the guaranty executed by such Person pursuant to this Section 4.1.

ARTICLE 5.           Conditions Precedent.

5.1           Conditions to Funding of Term Loan.  As conditions precedent to the agreement of the Lenders to fund their respective Percentage Shares of the Term Loan:

(1)           The Borrower Parties shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:

(A)          This Agreement;

(B)           To the extent requested by any Lender pursuant to Section 3.1 above, a Note payable to such Lender;

(C)           The Guaranty;

(D)          The Fee Letter;

(E)           A certificate of the Secretary or Assistant Secretary of the general partner of the Borrower attaching copies of resolutions duly adopted by the Board of Directors of such general partner approving the execution, delivery and performance of the Loan Documents on behalf of the Borrower and certifying the names and true signatures of the officers of such general partner authorized to sign the Loan Documents to which the Borrower is a party;

(F)           A certificate or certificates of the Secretary or an Assistant Secretary of MAC attaching copies of resolutions duly adopted by the Board of Directors of MAC approving the execution, delivery and performance of the Loan Documents to which MAC is a party and certifying the names and true signatures of the officers of MAC authorized to sign the Loan Documents on behalf of MAC;

(G)           An opinion of counsel for the Borrower Parties as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent and the Lenders;

(H)          Copies of the Certificate of Incorporation, Certificate of Formation, or Certificate of Limited Partnership of each of the Borrower Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date; provided that if there has been no amendment or modification to the aforementioned documents since they were delivered to the Administrative Agent on July 26, 2002, then each Borrower Party may deliver a certificate from the Secretary or an Assistant Secretary of such Borrower Party (or if such Person is a limited partnership, an authorized representative of its general partner) as of the date of this Agreement certifying that the documents as previously delivered are true and correct and that there have been no amendments or changes to such documents;

(I)            Copies of the Organizational Documents of each of the Borrower Parties (unless delivered pursuant to clause (G) above) certified by the Secretary or an Assistant Secretary of such Person (or if such Person is a limited partnership, an authorized representative of its general partner) as of the date of this Agreement as being accurate and complete; provided that if there has been no amendment or modification to the aforementioned documents since they were delivered to the Administrative Agent on July 26, 2002, then each Borrower Party may deliver a certificate from the Secretary or an Assistant Secretary of such Borrower Party (or if such Person is a limited partnership, an authorized representative of its general partner) as of the date of this Agreement certifying that the documents as previously delivered are true and correct and that there have been no amendments or modifications to such documents;

(J)            A certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties for the State of California and each state in which such Person is organized, formed or incorporated, as applicable;

(K)          From a Responsible Officer of the Borrower Parties, a Closing Certificate dated as of the Closing Date;

(L)           Confirmation from the Administrative Agent and the other Agents (which may be oral) that all fees required to be paid by the Borrower on or before the Closing Date have been, or will upon the funding of the Term Loan be, paid in full; and

(M)         Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent and the other Agents, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Term Loan be, paid in full.

(2)           All representations and warranties of the Borrower Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).

(3)           There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(4)           All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents by each of the Borrower Parties shall have been done and performed.

(5)           There shall not have occurred any change, occurrence or development that could, in the good faith opinion of the Lenders, have a Material Adverse Effect.

(6)           All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

5.2           Outside Closing Date.  If all conditions precedent set forth in Section 5.1 above shall not have been met to the satisfaction of the Administrative Agent and the Lenders on or before May 15, 2003, then the agreement of the Lenders to fund their respective Percentage Shares of the Term Loan shall terminate and this Agreement shall automatically be deemed of no further force or effect (except to the extent terms and provisions of this Agreement specifically provide that they shall survive termination hereof).

ARTICLE 6.           Representations and Warranties.  As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Term Loan, each of the Borrower and MAC, collectively and severally, represent and warrant as of the date hereof, to the Administrative Agent and each Lender that:

6.1           Financial Condition.  Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent: (i) audited financial statements of MAC for 2002 and 2003 and (ii) unaudited financial statements of MAC for the calendar quarter ending March 31, 2004 (the materials described in clauses (i) and (ii) are referred to as the “Initial Financial Statements”).

All financial statements included in the Initial Financial Statements were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of MAC and its consolidated Subsidiaries as at the respective dates thereof.  None of the Borrower Parties or any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

6.2           No Material Adverse Effect.  Since the Statement Date no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

6.3           Compliance with Laws and Agreements.  Each of the Borrower Parties and the Macerich Core Entities is in compliance with all Requirements of Law and Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.4           Organization, Powers; Authorization; Enforceability.

(1)           The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (D) is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which the Borrower is subject to taxation based on its income.

(2)           MAC (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(3)           Each Affiliate Guarantor (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the State of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.

(4)           True, correct and complete copies of the Organizational Documents described in Section 5.1(1)(I) have been delivered to the Administrative Agent, each of which is in full force and effect, has not been Modified except to the extent indicated therein and, to the best of each of the Borrower’s and MAC’s knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(5)           The Borrower Parties have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf.  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower Parties and to which the Borrower Parties are a party and the consummation of the transactions contemplated thereby are within their partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of the Borrower Parties is necessary to consummate such transactions.

(6)           Each of the Loan Documents to which each Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the date hereof have been performed or complied with, and no Potential Default or Event of Default exists thereunder.

6.5           No Conflict.  The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any of the Borrower Parties or the Macerich Core Entities; or create or result in the creation of any Lien on any material assets of any of the Borrower Parties.

6.6           No Material Litigation.  Except as disclosed on Schedule 6.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower and MAC, threatened by or against the Borrower Parties or the Macerich Core Entities or against any of such Persons’ Properties or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7           Taxes.  All tax returns, reports and similar statements or filings of the Borrower Parties and the Macerich Core Entities have been timely filed.  Except for Permitted Encumbrances, all taxes, assessments, fees and other charges of Governmental Authorities upon such Persons and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest; or (ii) the non-payment of such taxes, assessments, fees and other charges of Governmental Authorities would not, individually or in the aggregate, result in a Material Adverse Effect.  The Borrower and MAC have no knowledge of any proposed tax assessment against the Borrower Parties or the Macerich Core Entities that will have or is reasonably likely to have a Material Adverse Effect.

6.8           Investment Company Act.  Neither the Borrower nor MAC, nor any Person controlling such entities is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time).

6.9           Subsidiary Entities.  Schedule 6.9 (A) contains charts and diagrams reflecting the corporate structure of the Borrower Parties and their respective Subsidiary Entities indicating the nature of the corporate, partnership, limited liability company or other equity interest in each Person included in such chart or diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) each class of outstanding Capital Stock of such Persons along with the percentage thereof owned by the Borrower Parties and their Subsidiaries.  None of such issued and outstanding Capital Stock or Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as noted on Schedule 6.9. The outstanding Capital Stock of each Subsidiary Entity shown on Schedule 6.9 as being owned by a Borrower Party or its Subsidiary is duly authorized, validly issued, fully paid and nonassessable.  Except where failure may not have a Material Adverse Effect, each Subsidiary Entity of Borrower Parties: (A) is a corporation, limited liability company, or partnership, as indicated on Schedule 6.9, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

6.10         Federal Reserve Board Regulations.  Neither the Borrower nor MAC is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X.  No part of the proceeds of the Term Loan will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

6.11         ERISA Compliance.  Except as disclosed on Schedule 6.11:

(1)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower Parties, nothing has occurred which would cause the loss of such qualification.

(2)           There are no pending or, to the best knowledge of the Borrower or MAC, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the best knowledge of the Borrower Parties, any Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)           No Pension Plan has any Unfunded Pension Liability, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12         Assets and Liens.  Each of the Borrower Parties and their respective Subsidiary Entities has good and marketable fee or leasehold title to all Property and assets reflected in the financial statements referred to in Section 6.1 above, except Property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof.  None of the Borrower Parties, nor their respective Subsidiary Entities, has outstanding Liens on any of its Properties or assets nor are there any security agreements to which it is a party, except for Liens permitted in accordance with Section 8.1.

6.13         Securities Acts.  None of the Borrower Parties or their respective Subsidiary Entities has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933 (as amended from time to time, the “Act”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act or the Securities Exchange Act of 1934  (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect.  None of the Borrower Parties is required to qualify an indenture under the Trust Indenture Act of 1939  (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

6.14         Consents, Etc.  Except as disclosed in Schedule 6.14, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Borrower Parties or the Macerich Core Entities in connection with the execution and delivery of the Loan Documents by the Borrower Parties, or the performance of or compliance with the terms, provisions and conditions thereof by such Persons, other than those that have been obtained or will be obtained by the legally required time.

6.15         Hazardous Materials.  The Borrower Parties and the Macerich Core Entities have caused Phase I and the other environmental assessments as set forth in Schedule 6.15 to be conducted or have taken other steps to investigate the past and present environmental condition and use of their Properties (as used in this Section 6.15 and Section 7.9, the “Environmental Properties”).  Based on such investigation, except as otherwise disclosed on Schedule 6.15, to the best knowledge of the Borrower and MAC: (1) no Hazardous Materials have been discharged, disposed of, or otherwise released on, under, or from the Environmental Properties so as to be reasonably expected to result in a violation of Hazardous Materials Laws and a material adverse effect to such Environmental Property or the owner thereof; (2) the owners of the Environmental Properties have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except to the extent the failure to obtain such permits or comply therewith is not reasonably expected to result in a Material Adverse Effect or any material violation of Hazardous Materials Laws or in a material adverse effect to such Environmental Property or the owner thereof; (3) none of the Environmental Properties is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of the owners of the Environmental Properties has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list; (5) there is not now on or in any Environmental Property: (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) could reasonably result in a violation of any Hazardous Materials Laws and a material adverse effect to such Environmental Property or the owner thereof; (6) no environmental Lien has attached to any Environmental Properties; and (7) no other event has occurred with respect to the presence of Hazardous Materials on or under any of the Properties of the Borrower Parties or the Macerich Core Entities, which would reasonably be expected to

result in a Material Adverse Effect.    Notwithstanding the foregoing, on the Closing Date all of the representations set forth above shall be true and correct with respect to all Properties of the Borrower Parties and the Macerich Core Entities (and not only the Designated Environmental Properties).

6.16         Regulated Entities.  None of the Borrower Parties or the Macerich Core Entities:  (1) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign person” within the meaning of Section 1445 of the Code.

6.17         Copyrights, Patents, Trademarks and Licenses, etc.  To the best knowledge of the Borrower and MAC, the Borrower Parties and the Macerich Core Entities own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower and MAC, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower Parties or the Macerich Core Entities infringes upon any rights held by any other Person, except for any infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect.

6.18         REIT Status.  MAC:  (1) is a REIT, (2) has not revoked its election to be a REIT, (3) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (4) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

6.19         Insurance.  Schedule 6.19 accurately sets forth as of the date hereof all insurance policies currently in effect with respect to the respective Property and assets and business of the Borrower Parties and the Macerich Core Entities, specifying for each such policy, (i) the amount thereof, (ii) the general risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof.  Such insurance policies are currently in full force and effect, in compliance with the requirements of Section 7.8 hereof.

6.20         Full Disclosure.  None of the representations or warranties made by the Borrower Parties in the Loan Documents as of the date such representations and warranties are made or deemed made contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

6.21         Indebtedness.  Schedule 6.21 sets forth, as of March 31, 2004, all Indebtedness for borrowed money of each of the Borrower Parties and the Macerich Core Entities, and, except as set forth on such Schedule 6.21, there are no defaults in the payment of principal or interest on any such Indebtedness, and no payments thereunder have been deferred or extended beyond their stated maturity, and there has been no material change in the type or amount of such Indebtedness since March 31, 2004.

6.22         Real Property.  Set forth on Schedule 6.22 is a list, as of the date of this Agreement, of all of the Projects of the Borrower Parties and the Macerich Core Entities, indicating in each case whether the respective property is owned or ground leased by such Persons, the identity of the owner or lessee and the location of the respective property.

6.23         Brokers.  The Borrower and MAC have not dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

6.24         No Default.  No Default or Potential Default has occurred and is continuing.

6.25         Solvency.  After giving effect to the Term Loan, and the disbursement of the proceeds thereof to reduce the outstanding indebtedness under the Revolving Credit Facility, the Borrower Parties are each Solvent.

ARTICLE 7.           Affirmative Covenants.  As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Term Loan, each of the Borrower and MAC, collectively and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid:

7.1           Financial Statements.  The Borrower Parties shall maintain, for themselves, and shall cause each of the Macerich Core Entities to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.  Each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent, and shall be provided to Administrative Agent (and Administrative Agent shall provide a copy to each requesting Lender):

(1)           As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of MAC, the consolidated balance sheet of MAC and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flow of MAC and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified (except for qualifications that the Required Lenders do not, in their discretion, consider material) and shall state that such consolidated financial statements fairly present the financial position of MAC and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(2)           As soon as practicable, and in any event within fifty (50) days after the close of each of the first three fiscal quarters of each fiscal year of MAC, for MAC and its Subsidiaries, unaudited balance sheets as at the close of each such period and the related combined statements of income and cash flow of MAC and its Subsidiaries for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the corresponding periods of the prior fiscal year, all in reasonable detail and in conformity with GAAP (except as otherwise stated therein), together with a representation by a Responsible Financial Officer, as of the date of such financial statements, that such financial statements have been prepared in accordance with GAAP (provided, however, that such financial statements may not include all of the information and footnotes required by GAAP for complete financial information) and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial information contained therein;

(3)           Together with each delivery of any quarterly or annual report pursuant to paragraphs (1) through (2) of this Section 7.1, MAC shall deliver a Compliance Certificate signed by MAC’s Responsible Financial Officer representing and certifying (1) that the Responsible Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of MAC and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower Parties or their Subsidiaries have taken, are taking and propose to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Article 8, (3) a schedule of Total Liabilities in respect of borrowed money in the level of detail disclosed in MAC’s Form 10-Q filings with the Securities and Exchange Commission, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (4) a schedule of EBITDA.

(4)           To the extent not otherwise delivered pursuant to this Section 7.1, copies of all financial statements and financial information delivered by the Borrower and MAC (or, upon Administrative Agent’s request, any Subsidiaries of such Persons) from time to time to the holders of any Indebtedness for borrowed money of such Persons; and

(5)           Copies of all proxy statements, financial statements, and reports which the Borrower or MAC send to their respective stockholders or limited partners, and copies of all regular, periodic and special reports, and all registration statements under the Act which the Borrower or MAC file with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefore, or with any national securities exchange; provided, however, that there shall not be required to be delivered hereunder such copies for any

Lender of prospectuses relating to future series of offerings under registration statements filed under Rule 415 under the Act or other items which such Lender has indicated in writing to the Borrower or MAC from time to time need not be delivered to such Lender.

(6)           Notwithstanding the foregoing, it is understood and agreed that to the extent MAC files documents with the Securities and Exchange Commission and such documents contain the same information as required by subsections (1), (2), (3) (only with respect to subclause (3)), (4) and (5) above, the Borrower may deliver copies, which copies may be delivered electronically, of such forms with respect to the relevant time periods in lieu of the deliveries specified in such clauses.

7.2           Certificates; Reports; Other Information.  The Borrower Parties shall furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly:

(1)           From time to time upon reasonable request by the Administrative Agent, a rent roll, tenant sales report and income statement with respect to any Project;

(2)           As soon as practicable and in any event by January 1st of each calendar year, (i) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all insurance coverage maintained as of the date of such report by the Borrower Parties and the Macerich Core Entities and the duration of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

(3)           Promptly, such additional financial and other information, including, without limitation, information regarding the Borrower Parties, the Macerich Core Entities, any of such entities’ assets and Properties as Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, such information as is necessary for any Lender to participate out any of its interests in the Obligations.

7.3           Maintenance of Existence and Properties. The Borrower shall, and shall cause each of the Macerich Core Entities to, at all times: (1) maintain its corporate existence or existence as a limited partnership or limited liability company, as applicable; provided that a Macerich Core Entity (other than the Borrower or MAC) (A) may change its form of organization from one type of legal entity to another to the extent otherwise permitted in this Agreement; (B) may effect a dissolution if such actions are taken subsequent to a Disposition of substantially all of its assets as otherwise permitted under this Agreement (including Section 8.4); and (C) may merge or consolidate with any Person as otherwise not prohibited by this Agreement (including Section 8.3); (2) maintain in full force and effect all rights, privileges, licenses, approvals, franchises, Properties and assets material to the conduct of its business; (3) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect; and (4) not permit, commit or suffer any waste or abandonment of any Project that will have a Material Adverse Effect.

7.4           Inspection of Property; Books and Records; Discussions. The Borrower Parties shall, and shall cause each of the Macerich Core Entities, to keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material

Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and shall permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make copies or abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired by the Administrative Agent or any Lender, and to discuss the business, operations, properties and financial and other condition of the Borrower Parties and the Macerich Core Entities with officers and employees of such Persons, and with their independent certified public accountants (provided that representatives of such Persons may be present at and participate in any such discussion).

7.5           Notices. The Borrower shall promptly, but in any event within five Business Days after obtaining knowledge thereof, give written notice to the Administrative Agent and each Lender directly of:

(1)           The occurrence of any Potential Default or Event of Default and what action the Borrower has taken, is taking, or is proposing to take in response thereto;

(2)           The institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower Parties or the Macerich Core Entities and not previously disclosed, which action, suit, proceeding, governmental investigation or arbitration (i) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, such Persons, in the Borrower’s reasonable judgment, to liability in an amount aggregating $10,000,000 or more and is or are not covered by insurance, or (ii) seeks injunctive or other relief which, if obtained, may have a Material Adverse Effect providing such other information as may be reasonably available to enable Administrative Agent and its counsel to evaluate such matters.  The Borrower, upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration;

(3)           Any labor dispute to which the Borrower Parties or any of the Macerich Core Entities may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect;

(4)           The bankruptcy or cessation of operations of any tenant to which greater than 5% of either the Borrower’s or MAC’s share of consolidated minimum rent is attributable; or

(5)           Any event not disclosed pursuant to paragraphs (1) through (4) above which could reasonably be expected to result in a Material Adverse Effect.

7.6           Expenses.  The Borrower shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel):  (1) of the Administrative Agent and JPMorgan Chase Bank incident to the preparation, negotiation and administration of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the syndication of the Term Loan (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders and the Administrative Agent under the Loan Documents, and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Obligations; provided that only one property inspection or site visit performed pursuant to Section 7.4 shall be paid for by the Borrower each year, unless a Potential Default or Event of Default has occurred and is continuing, in which case there shall be no limit to property inspections or site visits performed pursuant to Section 7.4, and the Borrower shall pay the costs associated with each such inspection and visit performed during such periods.  The obligations of the Borrower under this Section 7.6 shall survive payment of all other Obligations.

7.7           Payment of Indemnified Taxes and Other Taxes and Charges.  The Borrower Parties shall, and shall cause each of the Macerich Core Entities to, file all tax returns required to be filed in any jurisdiction and, if applicable, and except with respect to taxes subject to any Good Faith Contest, pay and discharge all Indemnified Taxes and Other Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Indemnified Taxes and Other Taxes.

7.8           Insurance. The Borrower Parties shall, and shall cause each of the Macerich Core Entities, to maintain, to the extent commercially available, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (including, without limitation, fire, extended coverage, vandalism, malicious mischief, flood, earthquake, public liability, product liability, business interruption and terrorism) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower Parties or the Macerich Core Entities engage in business or own properties.

7.9           Hazardous Materials. The Borrower Parties shall, and shall cause each of the Macerich Core Entities to, do the following:

(1)           Keep and maintain all regional Retail Properties (“Designated Environmental Properties”) in material compliance with any Hazardous Materials Laws unless the failure to so comply would not be reasonably expected to result in a material adverse effect to such Designated Environmental Property or the owner thereof.

(2)           Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under any Designated Environmental Properties that are in violation of any Hazardous Materials Laws and which would be reasonably expected to result in a material adverse effect to such Designated Environmental Property or the owner thereof, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a good faith contest.  In the course of carrying out such actions, the Borrower shall provide the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

(3)                                  Promptly advise the Administrative Agent and each Lender in writing of any of the following: (i) any Hazardous Material Claims known to Borrower which would be reasonably expected to result in a material adverse effect to an Environmental Property or the owner thereof; (ii) the receipt of any notice of any alleged violation of Hazardous Materials Laws with respect to an Environmental Property (and the Borrower shall promptly provide the Administrative Agent and Lenders with a copy of such notice of violation), provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (1) or (2) above; and (iii) the discovery of any occurrence or condition on any Designated Environmental Properties that could cause such Designated Environmental Properties or any part thereof to be in violation of clauses (1) or, if not promptly remediated, (2) above.  If the Administrative Agent and/or any Lender shall be joined in any legal proceedings or actions initiated in connection with any Hazardous Materials Claims, each Borrower Party shall indemnify, defend, and hold harmless such Person with respect to any liabilities and out-of-pocket expenses arising with respect thereto, including reasonable attorneys’ fees and disbursements.

(4)                                  Comply with each of the covenants set forth in subsections (1), (2) and (3) of this Section 7.9 with respect to all other Properties of the Borrower and the Macerich Core Entities unless the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

7.10                           Compliance with Laws and Contractual Obligations; Payment of Taxes. The Borrower Parties shall, and shall cause each of the Macerich Core Entities to:  (1) comply, in all material respects, with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business, and (2) comply, in all material respects, with all material Contractual Obligations.

7.11                           Further Assurances. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7.12                           [RESERVED]

7.13                           REIT Status.  MAC shall maintain its status as a REIT and (i) all of the representations and warranties set forth in clauses (1), (2) and (4) of Section 6.18 shall remain true and correct at all times and (ii) all of the representations and warranties set forth in clause (3) of Section 6.18 shall remain true and correct in all material respects.  MAC will do or cause to be done all things necessary to maintain the listing of its Capital Stock on the New York Stock

Exchange, the American Stock Exchange or the Nasdaq National Market System (or any successor thereof), and the Borrower will do or cause to be done all things necessary to cause it to be treated as a partnership for purposes of federal income taxation and the tax laws of any state or locality in which the Borrower is subject to taxation based on its income.

7.14                           Use of Proceeds.  The proceeds of the Term Loan shall be used to reduce outstanding indebtedness under the Revolving Credit Facility.

7.15                           RESERVED.

7.16                           Management of Projects.  All Wholly-Owned Projects shall be managed by Subsidiaries of MAC pursuant to Master Management Agreements or, with respect to Wholly-Owned Projects of Westcor, pursuant to agreements in place on the date hereof.

ARTICLE 8.                                Negative Covenants.  As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Term Loan, each of the Borrower and MAC, jointly and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid:

8.1                                 Liens.

(1)                                  The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to, create, incur, assume or suffer to exist, any Lien upon any of its Property except:

(A)                              Liens that secure Secured Indebtedness otherwise permitted under this Agreement;

(B)                                Permitted Encumbrances;

(C)                                Other Liens which are the subject of a Good Faith Contest; and

(D)                               Liens listed on Schedule 8.1.

(2)                                  No Liens on the Capital Stock held by MAC in the Borrower shall be created or suffered to exist.  If any of the Borrower Parties or any of the Macerich Core Entities creates or suffers to exist any Lien upon the Capital Stock of any other Subsidiary Entity, as a condition to creating or permitting such Lien, Borrower shall: (i) cause the Obligations to be secured by a Lien that is equal and ratable with any and all other Indebtedness thereby secured, (ii) enter into valid and binding security agreements and execute and deliver such other documents (including UCC-1 financing statements) and instruments as the Administrative Agent deems appropriate in its sole good faith judgment to effect the rights set forth in subpart (i) above, and (iii) cause the holder of such Indebtedness secured by such Lien to enter into intercreditor arrangements with the Administrative Agent, for the benefit of the Lenders, in a form satisfactory to the Administrative Agent in its sole good faith judgment, to effect the rights set forth in subpart (i) above; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Administrative Agent or any Lender to any creation or assumption of any such Lien not permitted by the provisions of Section 8.1(1) above.

8.2                                 Indebtedness. The Borrower Parties may only incur, and permit the Macerich Core Entities to incur Indebtedness to the extent such Borrower Parties maintain compliance with the financial covenants set forth in Sections 8.12 below.  Without limiting the foregoing, the Borrower Parties shall not incur Secured Recourse Indebtedness in excess of 10% of Gross Asset Value at any time; provided, however that the Property at Queens Center shall be excluded from such calculation.  The terms and conditions of any unsecured Indebtedness that is recourse to any Borrower Party may not be more restrictive in any material respect than the terms and conditions under this Agreement and the other Loan Documents.

8.3                                 Fundamental Change.

(1)                                  None of MAC, the Borrower, or the Westcor Principal Entities shall do any or all of the following: merge or consolidate with any Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Properties and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing, unless, in the case of (i) a Westcor Principal Entity, a Macerich Core Entity is the surviving entity in any such merger, consolidation or sale of assets, and (ii)  MAC or the Borrower, MAC or the Borrower is the surviving Person in any such merger or consolidation.

(2)                                  None of the Borrower Parties shall, nor shall they permit any Macerich Core Entities to, engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are substantially similar, related or incidental thereto or other additional businesses that would not have a Material Adverse Effect.

8.4                                 Dispositions.  The Borrower Parties shall not permit any of the following to occur:

(1)                                  Any Disposition by MAC of any of the Capital Stock of Macerich Partnership or any of the Westcor Guarantors; provided that the forgoing shall not prohibit Macerich Partnership from issuing partnership units as consideration for the acquisition of a Project otherwise permitted under this Agreement;

(2)                                  Any Disposition by Macerich Partnership of any of the Capital Stock of any Westcor Guarantor;

(3)                                  Any Disposition by any Westcor Guarantor of any of the Capital Stock of any Westcor Principal Entity; or

(4)                                  Any Disposition by any Borrower Party or its Subsidiary Entities of any of its respective Properties if such Disposition would cause the Borrower Parties to be in violation of any of (a) the covenants set forth in Section 8.12 or (b) the limitations on Investments set forth in Section 8.5.

8.5                                 Investments.  The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to, directly or indirectly make any Investment, except that such Persons may make an Investment in the following, subject to the limitations set forth below:

Permitted Investment	Limitations
Wholly-Owned Raw Land

No Wholly-Owned Raw Land shall be acquired if the Aggregate Investment Value of such Wholly-Owned Raw Land, together with all Wholly-Owned Raw Land then owned by the Borrower Parties and their Subsidiary Entities, exceeds 5% of the Gross Asset Value

Individual Projects

No individual Project or Capital Stock in a Person owning an Individual Project shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Project exceeds 10% of the Gross Asset Value

Portfolio of Projects

Multiple Projects or Capital Stock in Persons owning multiple Projects shall not be acquired in a single transaction or series of related transactions without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Projects exceeds 25% of the Gross Asset Value

Capital Stock of Joint Ventures in which the Macerich Partnership, MAC or any Wholly-Owned Subsidiary is not a general partner or a managing member

No such Capital Stock shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Capital Stock and all other such Capital Stock then owned by the Borrower Parties and their Subsidiary Entities exceeds 5% of the Gross Asset

Value

Capital Stock of Joint Ventures in which the Macerich Partnership, MAC or any Wholly-Owned Subsidiary is a general partner or a managing member

No such Capital Stock shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Capital Stock and all other such Capital Stock then owned by the Borrower Parties and their Subsidiary Entities exceeds 50% of Gross Asset Value

Real Property Under Construction	The Aggregate Investment Value of all Real Property Under Construction shall not exceed 15% of the Gross Asset Value

MAC’s redemption of partnership units in the Macerich Partnership in accordance with its Organizational Documents	Unlimited

First lien priority Mortgage Loans acquired by the Macerich Partnership, MAC or any Wholly-Owned Subsidiary	The Aggregate Investment Value of all such Mortgage Loans shall not exceed 10% of the Gross Asset Value

Capital Stock of Management Companies	The Aggregate Investment Value of such Capital Stock shall not exceed 5% of Gross Asset Value

Cash and Cash Equivalents	Unlimited

Other Investments (exclusive of the other permitted Investment categories set forth in this Section 8.5)	The Aggregate Investment Value of such other Investments shall not exceed 1% of Gross Asset Value

8.6                                 Transactions with Partners and Affiliates.  The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with a holder or holders of more than five percent (5%) of any class of equity Securities of MAC, or with any Affiliate of MAC which is not its Subsidiary (a “Transactional Affiliate”), except as set forth on Schedule 8.6 or except, as reasonably determined by the Administrative Agent, upon fair and reasonable terms no less favorable to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate; provided that any management agreement substantially in the form of the Master Management Agreements shall be deemed to satisfy the criteria set forth in this Section 8.6.

8.7                                 Margin Regulations; Securities Laws.  Neither the Borrower nor any Macerich Core Entities shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

8.8                                 Organizational Documents.  Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, MAC and the Borrower shall not, and shall not permit the Westcor Principal Entities to, Modify any of the terms or provisions in any of their respective Organizational Documents as in effect as of the date hereof which would change in any material manner the rights and obligations of the parties to such Organizational Documents, except (a) any Modifications necessary for Macerich Partnership or MAC to issue more Capital Stock (provided such issuance does not otherwise violate the terms of this Agreement); or (b) any Modifications which would not have an adverse effect on the Borrower Parties or their Subsidiaries.

8.9                                 Fiscal Year. None of the Borrower Parties shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

8.10                           Senior Management.  The Macerich Partnership and MAC shall cause Art Coppola and either Ed Coppola or Thomas E. O’Hern to remain part of their senior management until the indefeasible payment in full of the Obligations.  In the event of death, incapacitation, retirement, or dismissal of any of these individuals, the Macerich Partnership and MAC shall have 180 calendar days thereafter in which to retain a senior management replacement reasonably acceptable to the Required Lenders.

8.11                           Distributions.  MAC and Macerich Partnership shall not make (i) Distributions in any Fiscal Year in excess of the sum of (x) 95% of FFO plus (y) any realized gain resulting from Dispositions in such Fiscal Year; (ii) Distributions to acquire the Capital Stock of MAC to the extent such Distributions, individually or in the aggregate, exceed $150,000,000; (iii) Distributions during any period while an Event of Default under Section 9.1 has occurred and is continuing as a result of Borrower’s failure to pay any principal or interest due under this Agreement; or (iv) Distributions during any period that any other material non-monetary Event of Default, has occurred and is continuing, unless after taking into account all available funds of MAC from all other sources, such Distributions are required in order to enable MAC to continue to qualify as a REIT.

8.12                           Financial Covenants of Borrower Parties.

(1)                                  Minimum Tangible Net Worth. As of the last day of any Fiscal Quarter, Tangible Net Worth shall not be less than the sum of (a) $750,000,000, minus (b) 100% of the cumulative Depreciation and Amortization Expense deducted in determining Net Income for all Fiscal Quarters ending after June 30, 2004, plus (c) 90% of the cumulative net cash proceeds received from and the value of assets acquired (net of Indebtedness incurred or assumed in connection therewith) through the issuance of Capital Stock of MAC or the Borrower after July 30, 2004.  For purposes of clause (c), “net” means net of underwriters’ discounts, commissions and other reasonable out-of-pocket expenses of issuance actually paid to any Person (other than a Borrower Party or any Affiliate of a Borrower Party).

(2)                                  Maximum Total Liabilities to Gross Asset Value. The ratio of Total Liabilities to Gross Asset Value (expressed as a percentage) shall not at any time be more than 65.0%.

(3)                                  Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than 1.80 to 1.

(4)                                  Minimum Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.

(5)                                  Secured Debt to Gross Asset Value.  At any time during the first twenty four Loan Months, the Secured Indebtedness Ratio (expressed as a percentage) shall not exceed 55%.  At any time thereafter, the Secured Indebtedness Ratio (expressed as a percentage) shall not exceed 52.5%.

(6)                                  RESERVED.

(7)                                  Maximum Floating Rate Debt.  The Borrower Parties shall maintain Hedging Obligations on a notional amount of Total Liabilities in respect of borrowed Indebtedness so that such notional amount, when added to the aggregate principal amount of such Total Liabilities which bears interest at a fixed rate, equals or exceeds 65% of the aggregate principal amount of all Total Liabilities in respect of borrowed Indebtedness.

ARTICLE 9.                                Events of Default.  Upon the occurrence of any of the following events (an “Event of Default”):

9.1                                 The Borrower shall fail to make any payment of principal or interest on the Term Loan on the date when due or shall fail to pay any other Obligation within three days of the date when due; or

9.2                                 Any representation or warranty made by the Borrower Parties in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

9.3                                 Any of the Borrower Parties shall default in the observance or performance of any covenant or agreement contained in Article 8 above or Sections 7.3(1), 7.5(1), 7.13, and 7.14; or

9.4                                 Any of the Borrower Parties shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days following the date a Responsible Officer of such Borrower Party knew of such failure or a Borrower Party received notice thereof from Administrative Agent; or

9.5                                 Any of the Borrower Parties, or any Macerich Core Entities, shall default in any payment of principal of or interest on any recourse Indebtedness (other than, in the case of the Borrower, the Obligations) in an aggregate unpaid amount for all such Persons in excess of $15,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

9.6                                 Any of the Borrower Parties, or any of the Macerich Core Entities, shall default in any payment of principal of or interest on any non-recourse Indebtedness in an aggregate amount for all such Persons in excess of $100,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such non-recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

9.7                                 (1) Any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary), shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (2) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (3) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary)  any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) days from the entry thereof; or (4) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

9.8                                 (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any of the Borrower Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Borrower Parties or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $50,000,000 or (3) any of the Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

9.9                                 One or more judgments or decrees in an aggregate amount in excess of $10,000,000 (excluding judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles) shall be entered and be outstanding at any date against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal (or otherwise secured in a manner satisfactory to Administrative Agent in its reasonable judgment) within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

9.10                           Any Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of the Guaranties; or

9.11                           MAC shall fail to maintain its status as a REIT; or

9.12                           The Capital Stock of MAC is no longer listed on the NYSE or Nasdaq National Market System; or

9.13                           There shall occur an Event of Default under the Revolving Credit Facility; or

9.14                           Any Event of Default shall occur under any of the other Loan Documents; or

9.15                           There shall occur a Change of Control;

THEN,

automatically upon the occurrence of an Event of Default under Section 9.7 above, and in all other cases at the option of the Administrative Agent or at the request or with the consent of the Required Lenders:  (i) the Administrative Agent may exercise, on behalf of the Lenders, all rights and remedies under the Guaranties and any other collateral documents entered into with respect to the Term Loan; (ii) the outstanding principal balance of the Term Loan and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties; and (iii) the Administrative Agent and Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive.

ARTICLE 10.                          The Agents.

10.1                           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such

Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any of the Agents.

10.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3                           Exculpatory Provisions.  None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder.  The Administrative Agent and all other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

10.4                           Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  As to the Lenders:  (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct) and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

10.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice and a Potential Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement or the Guaranties expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders).

10.6                           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender.  Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or other Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7                           Indemnification.  The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively.  The provisions of this Section 10.7 shall survive the indefeasible payment of the Obligations and the termination of this Agreement.

10.8                           Agents in Their Individual Capacity.  The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiaries Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, a Co-Syndication Agent or an Agent hereunder.  With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, a Co-Syndication Agent or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Co-Syndication Agents and each other Agent in its individual capacity.

10.9                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10                     Limitations on Agents Liability.  None of the Co-Syndication Agents, the Joint Lead Arrangers, the Co-Documentation Agents, the Managing Agents, the Co-Agents or

the Joint Lead Arrangers, in such capacities, shall have any right, power, obligation, liability, responsibility or duty under this Agreement.

ARTICLE 11.                          Miscellaneous Provisions.

11.1                           No Assignment by Borrower.  None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders.  Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

11.2                           Modification.  Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, the Guarantors and the Borrower, except with respect to the Modifications and waivers described in the next sentence requiring unanimous approval of the Lenders, the Required Lenders.  Notwithstanding the foregoing, no such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders and the Issuing Lender:  (1) reduce the principal of, or rate of interest on, the Term Loan or fees payable hereunder, (2) except as expressly contemplated by Section 11.8 below, modify the Percentage Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5) release MAC from its obligations under the Guaranty, release the Borrower from its obligation to repay the Term Loan, (6) Modify this Section 11.2, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders.  It is expressly agreed and understood that the failure by the Required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement.  No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

11.3                           Cumulative Rights; No Waiver.  The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise.  Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11.4                           Entire Agreement.  This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11.5                           Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11.6                           Notices.  All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (ii) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 11.6 attached hereto.  Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.  Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

11.7                           Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

11.8                           Assignments, Participations, Etc.

(1)                                  With the prior written consent of the Administrative Agent and, but only if there has not occurred and is continuing an Event of Default or Potential Default, MAC, such consents not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of MAC or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each an “Assignee”) all or any part of such Lender’s rights and obligations under this Agreement (including all or a portion of its Percentage Share of the Term Loan at the time owing to it) and the other Obligations held by such Lender hereunder, in a minimum amount of $5,000,000 (or (A) if such Assignee is another Lender or an Affiliate of a Lender, $1,000,000; and (B) if such Lender’s Percentage Share of the Term Loan is less than $5,000,000, one hundred percent (100%) thereof); provided, however, that MAC, the Borrower and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement and (iii) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(A)                              From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee:  (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and

Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom.

(2)                                  Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Percentage Share of the Term Loan.

(3)                                  Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in the Term Loan and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.5, 2.6 and 2.7 (and subject to the burdens of Sections 2.8 and 11.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 11.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(4)                                  Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Percentage Share of the Term Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any “Operating Circular” issued by such Federal Reserve Lender; provided that any payment in respect of such assigned Percentage Share of the Term Loan made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Percentage Share of the Term Loan to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

11.9                           Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11.10                     Sharing of Payments.  If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender is hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender.  Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender.

11.11                     Confidentiality.

(1)                                  Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  Nothing contained herein shall restrict any Lender from disclosing such information (i) at the request or pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective Participant or Assignee; provided that each Participant and Assignee or prospective Participant or Assignee first agrees to be bound by the provisions of this Section 11.11.

(2)                                  Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the United States federal tax treatment and United States federal tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the transactions contemplated by the Loan Documents and all materials of any kind

(including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of U.S. Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

11.12                     Consent to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

11.13                     Waiver of Jury Trial.  EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14                     Indemnity.  Whether or not the transactions contemplated hereby are consummated, each of the Borrower and MAC shall indemnify and hold the Administrative Agent, the other Agents and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Term Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Term Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower and MAC shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section 11.14 shall survive payment of all other Obligations.

11.15                     Telephonic Instruction.  Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice.  The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.

11.16                     Marshalling; Payments Set Aside.  Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11.17                     Set-off.  In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower and MAC, any such notice being waived by the Borrower and MAC to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower and MAC against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Lender agrees promptly to (i) notify the Borrower and MAC and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

11.18                     Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11.19                     No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.20                     Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.21                     Effectiveness of Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by the Company, MAC, Required Lenders and Administrative Agent and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

[Signature Pages Following]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

THE MACERICH PARTNERSHIP, L.P.,
a Delaware limited partnership

	By:	The Macerich Company,
a Maryland corporation,
Its general partner

By:
			Name:	Richard A. Bayer
			Title:	Executive Vice President, Secretary
and General Counsel

GUARANTOR:

THE MACERICH COMPANY,
a Maryland corporation

By:
		Name:	Richard A. Bayer
		Title:	Executive Vice President, Secretary
and General Counsel

LENDERS AND AGENTS:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

BANK ONE, N.A.

By:
Name:
Title:

EUROHYPO AG, New York Branch

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, National Association

By:
Name:
Title:

COMMERZBANK AG, NEW YORK and
GRAND CAYMAN BRANCHES

By:
Name:
Title:

By:
Name:
Title:

FLEET NATIONAL BANK

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

SOCIETE GENERALE

By:
Name:
Title:

ANNEX I:  GLOSSARY

THIS GLOSSARY is attached to and made a part of that certain Amended and Restated Credit Agreement (the “Agreement” or the “Credit Agreement”) dated as of the 30th day of July, 2004, by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware (“Macerich Partnership”); THE MACERICH COMPANY, a Maryland corporation (“MAC”), AS GUARANTOR (the “Guarantor”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  For purposes of the Credit Agreement and the other Loan Documents, the terms set forth below shall have the following meanings:

“Act” shall have the meaning given such term in Section 6.13 of the Credit Agreement.

“Administrative Agent” shall have the meaning given such term in the introductory paragraph of the Credit Agreement and shall include any successor to DBTCA as the initial “Administrative Agent” thereunder.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  “Control” as used herein means the power to direct the management and policies of such Person.  In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.

“Affiliate Guaranties” shall mean each of the credit guaranties executed by each of the Affiliate Guarantors in favor of DBTCA (or a successor Administrative Agent), in its capacity as Administrative Agent for the benefit of the Lenders, as the same may be Modified from time to time.

“Affiliate Guarantors” shall mean, jointly and severally, the Westcor Guarantors, Macerich Great Falls Limited Partnership, a California limited partnership, and its successors, Macerich Oklahoma Limited Partnership, a California limited partnership, and its successors, Macerich Westside Adjacent Limited Partnership, a California limited partnership, and its successors, Macerich Sassafras Limited Partnership, a California limited partnership, and its successors, Northgate Mall Associates, a California general partnership, and any other guarantors executing Supplemental Guaranties in accordance with Section 4.1 of the Credit Agreement.

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“Agents” shall mean the Administrative Agent, the Co-Syndication Agents, the Joint Lead Arrangers, the Co-Documentation Agents, the Managing Agents, the Co-Agents and any other Persons acting in the capacity of an agent for the Lenders under the Credit Agreement, together with their permitted successors and assigns.

“Aggregate Investment Value” shall mean for each permitted Investment identified in Section 8.5 of the Credit Agreement (and any related Property referred to in such Section), the greater of (i) the purchase price of such Investment (and related Property); or (ii) that portion of the Gross Asset Value represented by the relevant Investment (and related Property) as calculated in the most recent Measuring Period; provided, however, that all Real Property Under Construction shall be valued at the out-of-pocket costs incurred by the applicable Borrower Parties or their Subsidiary Entities in respect of such Real Property Under Construction.

“Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus one percent (1.0%); provided that in no event shall the Applicable Base Rate at any time be less than 4.0% per annum.

“Applicable LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the per annum rate equal to the Reserve Adjusted LIBO Rate plus two and one-half percent (2.50%); provided that in no event shall the Applicable LIBO Rate at any time be less than 4.0% per annum.

“Assignee” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached to the Credit Agreement as Exhibit B.

“Base Rate” shall mean on any day the higher of:  (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Loan” shall have the meaning given such term in Section 2.1 of the Credit Agreement.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Value” shall mean the book value of such asset or property, without regard to any related Indebtedness.

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“Borrowed Indebtedness”  of any Person means, without duplication, (A) all obligations for borrowed money of such Person, (B) all liabilities and obligations, contingent or otherwise, evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (C) all obligations payable in cash (excluding obligations payable in cash or Capital Stock, at the option of a Borrower Party) for the deferred purchase price of real property acquired by such Person (excluding obligations arising in the ordinary course of business but including all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to any real property acquired by such Person), (D) all obligations for borrowed money secured by any Lien upon or in any real property owned by such Person whether or not such Person has assumed or become liable for the payment of such obligations for borrowed money and (E) all obligations of the type described in any of clauses (A) through (D) above which are guaranteed, directly or indirectly, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person.  Borrowed Indebtedness shall not include (i) Indebtedness set forth on Schedule 6.21 to the Credit Agreement, (ii) Indebtedness incurred for the purpose of acquiring one or more items of personal property, or (iii) guaranties or indemnities executed by the Borrower Parties in respect of Indebtedness secured by a Permitted Mortgage to the extent either: (A) such guaranty or indemnity has been incurred in respect of customary exclusions from the non-recourse provisions of the applicable Permitted Mortgage (including any customary exclusion in respect of environmental liabilities); or (B) such Indebtedness has been incurred for the purpose of financing the construction or development of Real Property owned by any Subsidiary of the Borrower Parties.

“Borrower Parties” shall mean, jointly and severally, each of the Borrower and the Guarantors.

“Borrower” shall mean the Macerich Partnership.

“Broadway Plaza Property” shall mean Real Property and improvements located at 1275 Broadway Plaza, Walnut Creek, CA  94596, commonly referred to as “Broadway Plaza” and owned by Macerich Northwestern Associates, a California general partnership.

“Bullet Payment” shall mean any payment of the entire unpaid balance of any Indebtedness at its final maturity other than the final payment with respect to a loan that is fully amortized over its term.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or obligated to close their regular banking business.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

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“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Loan Fees” shall mean, with respect to the Macerich Entities, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Cash Equivalents” shall mean, with respect to any Person: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof of Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of the Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of the Credit Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of the Credit Agreement.

“Change of Control” shall mean, with respect to MAC, the occurrence of either of the following: (i) a change in the beneficial ownership within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 of more than twenty-five percent (25%) of the Capital Stock of MAC having

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general voting rights so that such Capital Stock is held by a Person, or two (2) or more Persons acting in concert, unless the Administrative Agent and the Required Lenders have approved in advance in writing the identity of such Person or Persons or (ii) the resignation or removal from the Board of Directors of fifty percent (50%) or more of the members of MAC’s Board of Directors during any twelve (12) month period for any reason other than death, disability or voluntary retirement or personal reasons, unless otherwise approved in advance in writing by the Required Lenders.

“Closing Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit B.

“Closing Date” shall mean the date as of which all conditions set forth in Section 5.1 of the Credit Agreement shall have been satisfied or waived and the Term Loan shall have been funded.

“Co-Agents” shall mean U.S. Bank National Association and Societe Generale, as the co-agent for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Co-Documentation Agents” shall mean EuroHypo AG, New York Branch and Wells Fargo Bank, National Association, as the documentation agents for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Commencement of Construction” shall mean with respect to any Real Property, the commencement of material on-site work (including grading) or the commencement of a work of improvement of such property.

“Compliance Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit C.

“Construction in Process” means, with respect to any Real Property Under Construction, the aggregate amount of expenditures classified as “construction-in-process” on the balance sheet of the Consolidated Entities with respect thereto.

“Consolidated Entities” means, collectively, (i) the Borrower Parties, (ii) MAC’s Subsidiaries; and (iii) any other Person the accounts of which are consolidated with those of MAC in the consolidated financial statements of MAC in accordance with GAAP.

“Contact Office” shall mean the office of DBTCA located at Deutsche Bank Trust Company Americas, 90 Hudson Street Mail Stop: JCY05-0511 Jersey City, NJ 07302 Attn: Joseph Adamo, or such other offices in New York, New York as the Administrative Agent may notify the Borrower and the Lenders from time to time in writing.

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“Contingent Obligation” as to any Person shall mean, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Person required to be delivered pursuant hereto.  Notwithstanding anything contained herein to the contrary, guarantees of completion and non-recourse carve outs in secured loans shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower Party or their respective Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

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“Co-Syndication Agents” shall mean JPMorgan Chase Bank and Bank One, N.A., as the syndication agents for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Credit Agreement” shall mean the Credit Agreement defined in the introductory paragraph of this Glossary, as the same may be Modified, extended or replaced from time to time.

“DBTCA” shall mean Deutsche Bank Trust Company Americas.

“De Minimis Subsidiary” shall mean any Subsidiary or Subsidiaries which in the aggregate represents less than one percent of Gross Asset Value of the Consolidated Entities.

“Depreciation and Amortization Expense” shall mean (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Consolidated Entities, plus (ii) any Consolidated Entity’s pro rata share of depreciation and amortization expenses of Joint Ventures.  For purposes of this definition, MAC’s pro rata share of depreciation and amortization expense of any Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Designated Environmental Properties” shall have the meaning given such term in Section 7.9 of the Credit Agreement.

“Disposition” shall mean the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Property, including any sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, at any tier, of any ownership interest in any Macerich Entity; provided, however, that Disposition shall not include any Permitted Encumbrances; provided further that such exclusion of Permitted Encumbrances shall not apply to the Dispositions described in Sections 8.4(1), 8.4(2), and 8.4(3) of the Credit Agreement.

“Disqualified Capital Stock” shall mean with respect to any Person any Capital Stock of such Person (other than preferred stock of MAC issued and outstanding on the date hereof) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

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“Distribution” shall mean with respect to MAC and the Macerich Partnership: (i) any distribution of cash or Cash Equivalent, directly or indirectly, to the partners or holders of Capital Stock of such Persons, or any other distribution on or in respect of any partnership, company or equity interests of such Persons; and (ii) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Persons, other than: (1) dividends payable solely in shares of common stock by MAC; or (2) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Persons, directly or indirectly through a Subsidiary of MAC or otherwise, to the extent such purchase, redemption, or other retirement occurs in exchange for the issuance of Capital Stock of MAC or Macerich Partnership.

“Dollar” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for the twelve months then most recently ended, solely with respect to the Consolidated Entities, Net Income, plus (without duplication) (A) Interest Expense, (B) Tax Expense, (C) Depreciation and Amortization Expense and (D) noncash charges for stock options, in each case for such period.

“Eligible Assignee” shall mean any of the following:

(a)                                  A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;

(b)                                 A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)                                  A Person that is engaged in the business of commercial banking and that is:  (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate;

(d)                                 An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which in vests in bank loans and has a net worth of $500,000,000; and

(e)                                  Any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000;

provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person:  (i) such Person is able to make its portion of the Term Loan in U.S. dollars, and (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.10(5) of the Credit Agreement.

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“Environmental Properties” shall have the meaning given such term in Section 6.15 of the Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Consolidated Entity to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England and Frankfurt, Germany are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Section 9 of the Credit Agreement.

“Evidence of No Withholding” shall have the meaning given such term in Section 2.10 of the Credit Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or

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foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.10(5) of the Credit Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.10(5) of the Credit Agreement solely by reason of there having occurred a Change in Law.

“Extended Maturity Date” shall have the meaning given such term in Section 1.4(1) of the Credit Agreement.

“Extension Fee” shall have the meaning given such term in Section 1.4(2) of the Credit Agreement.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“FFO” shall mean net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof promulgated by the National Association of Real Estate Investment Trusts or its successor as of the date hereof, but in any case excluding any write down due to impairment of assets.

“Fiscal Quarter” or “fiscal quarter” means any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as MAC may designate and the Administrative Agent may approve in writing.

“Fixed Charge Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended (except that, with respect to any Project that has not achieved Stabilization, EBITDA for such Project shall be calculated for the most recent fiscal quarter and annualized), to (ii) Fixed Charges for such period (except

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that, with respect to any Project that has not achieved Stabilization, Fixed Charges for such Project shall be calculated for the most recent fiscal quarter and annualized).

“Fixed Charges” shall mean, for any period, solely with respect to the Consolidated Entities, the sum of the amounts for such period of (i) scheduled payments of principal of Indebtedness of the Consolidated Entities (other than any Bullet Payment), (ii) the Consolidated Entities’ pro rata share of scheduled payments of principal of Indebtedness of Joint Ventures (other than any Bullet Payment) that does not otherwise constitute Indebtedness of and is not otherwise recourse to the Consolidated Entities or their assets, (iii) Interest Expense, (iv) payments of dividends in respect of Disqualified Capital Stock; and (v) to the extent not otherwise included in Interest Expense, dividends and other distributions paid during such period by the Borrower or MAC with respect to preferred stock or preferred operating units.  For purposes of clauses (ii) and (v), the Consolidated Entities’ pro rata share of payments by any Joint Venture shall be deemed equal to the product of (a) the payments made by such Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time; provided that for purposes of calculating the covenants set forth in Section 8.12 of the Credit Agreement, GAAP shall mean generally accepted accounting principles in the United States of America in effect as of the date hereof.

“Good Faith Contest” means the contest of an item if (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (2) adequate reserves are established if required by, and in accordance with, GAAP with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” shall mean, at any time, solely with respect to the Consolidated Entities, the sum of (without duplication):

(i) for Retail Properties that are Wholly-Owned the sum of, for each such property, (a) such property’s Property NOI for the Measuring Period, divided by (b) (1) 8.00% (expressed as a decimal), in the case of regional Retail Properties or (2) 9.00%

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(expressed as a decimal) in the case of Retail Properties that are not regional Retail Properties; plus

(ii) for Retail Properties that are not Wholly-Owned, the sum of, for each such property, (a) the Gross Asset Value of each such Retail Property at such time, as calculated pursuant to the foregoing clause (i), multiplied by (b) the percentage of the total outstanding Capital Stock held by Consolidated Entities in the owner of the subject Retail Property, expressed as a decimal; provided, notwithstanding anything to the contrary in this definition, so long as 100% of the Indebtedness and other liabilities of the owner of the Broadway Plaza Property reflected in the financial statements of such owner or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) is counted in the calculation of Total Liabilities pursuant to subsection (ii) of the definition of “Total Liabilities”, the Broadway Plaza Property, and the cash and Cash Equivalents and “Other GAV Assets” (as defined below) with respect thereto, shall be deemed to be Wholly-Owned and the Gross Asset Value with respect to the Broadway Plaza Property shall be calculated in accordance with clause (i) of this definition; plus

(iii) all cash and Cash Equivalents (other than, in either case, Restricted Cash) held by the Consolidated Entity at such time, and, in the case of cash and Cash Equivalents not Wholly-Owned, multiplied by a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by the Consolidated Entity holding title to such cash and Cash Equivalents;  plus

(iv) all Mortgage Loans acquired for the purpose of acquiring the underlying real property, valued by the book value of each such Mortgage Loan when measured; plus

(v)(a) 100% of the Book Value of Construction-in-Process with respect to Retail Properties Under Construction that are Wholly-Owned and (b) the product of (1) 100% of the Book Value of Construction-in-Process with respect to Retail Properties Under Construction that are not Wholly-Owned multiplied by (2) a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by the Consolidated Entity holding title to such Retail Properties Under Construction; plus

(vi) to the extent not otherwise included in the foregoing clauses, (a) the Book Value of tenant receivables, deferred charges and other assets with respect to Real Properties that are Wholly-Owned and (b) the product of (1) the Book Value of tenant receivables, deferred charges and other assets with respect to Real Properties that are not Wholly-Owned multiplied by (2) a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by a Consolidated Entity holding title to such Real Property (collectively, “Other GAV Assets”), provided that the aggregate value of Other GAV Assets shall not exceed five percent (5%) of the aggregate Gross Asset Value of all the assets of the Consolidated Entities; plus

(vii) the Book Value of land and other Properties not constituting Retail Properties; plus

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(viii) the Book Value of the Investment in Northpark Mall.

provided, however, that (A)(i) the determination of Gross Asset Value for any period shall not include any Retail Property (or any Property NOI relating to any Retail Property) that has been sold or otherwise disposed of at any time prior to or during such period; and (ii) La Cumbre Plaza, The Mall at Victor Valley and any other Retail Property acquired after the Closing Date shall be valued at Book Value for 18 months after acquisition thereof; and (B) upon the sale, conveyance, or transfer of all of a Real Property to a Person other than a Macerich Entity, the Gross Asset Value with respect to such Real Property shall no longer be considered.

“Gross Leasable Area” shall mean the total leasable square footage of buildings situated on Real Properties, excluding the square footage of any department stores.

“Guarantors” shall mean, jointly and severally (i) any Initial Guarantor and (ii) any Supplemental Guarantor.

“Guaranty” shall mean any unconditional guaranty executed by any Person in favor of DBTCA (or a successor) in its capacity as Administrative Agent for the Lenders pursuant to the terms of the Credit Agreement, in a form approved by the Administrative Agent.  “Guaranty” shall include all Affiliate Guaranties and the REIT Guaranty.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

“Hedging Obligations” of a Person means any and all obligations of such Person or any of its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements,

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forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Incremental Payment” shall have the meaning given such term in Section 2.9 of the Credit Agreement.

“Indebtedness” of any Person shall mean without duplication, (a) all liabilities and obligations of such Person, whether consolidated or representing the proportionate interest in any other Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, and including construction loans), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors (but specifically excluding from such exception the deferred purchase price of real property), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (in an amount equal to the lesser of the obligation so secured and the fair market value of such property), (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, or (ix) consisting of Net Hedging Obligations; or (b) all Contingent Obligations and liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire for cash or non-cash consideration any Capital Stock or other equity interests and (c) obligations of such Person to purchase for cash or non-cash consideration Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.  For the avoidance of doubt, Indebtedness of any water, sewer, or other improvement district that is payable from assessments or taxes on property located within such district shall not be deemed to be Indebtedness of any Person owning property located within such district; provided that such Person has not otherwise obligated itself in respect of the repayment of such Indebtedness.

“Indemnified Liabilities” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Person” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Financial Statements” shall have the meaning given such term in Section 6.1 of the Credit Agreement.

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“Initial Guarantors” shall mean MAC and the Affiliate Guarantors who enter into Guaranties on or as of the date hereof.

“Intangible Assets” shall mean (i) all unamortized debt discount and expense, unamortized deferred charges, goodwill and other intangible assets and (ii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1994, in the Book Value of any asset owned by the Consolidated Entities.

“Interest Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended (except that, with respect to any Project that has not achieved Stabilization, EBITDA for such Project shall be calculated for the most recent fiscal quarter and annualized), to (ii) Interest Expense for such period  (except that with respect to any Project that has not achieved Stabilization, Interest Expense for such Project shall be calculated for the most recent fiscal quarter and annualized).

“Interest Expense” shall mean, for any period, solely with respect to the Consolidated Entities, the sum (without duplication) for such period of: (i) total interest expense, whether paid or accrued, of the Consolidated Entities, including fees payable in connection with the Credit Agreement, charges in respect of letters of credit and the portion of any Capitalized Lease Obligations allocable to interest expense, including the Consolidated Entities’ share of interest expenses in Joint Ventures but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), (ii) amortization of costs related to interest rate protection contracts and rate buydowns (other than the costs associated with the interest rate buydowns completed in connection with the initial public offering of MAC), (iii) capitalized interest, provided that capitalized interest may be excluded from this clause (iii) to the extent (A) such interest is paid or reserved out of any interest reserve established under a loan facility; or (B) consists of interest imputed under GAAP in respect of ongoing construction activities, but only to the extent such interest has not actually been paid, and the amount thereof does not exceed $20,000,000, (iv) for purposes of determining Interest Expense as used in the Fixed Charge Coverage Ratio (both numerator and denominator) only, amortization of Capitalized Loan Fees, (v) to the extent not included in clauses (i), (ii), (iii) and (iv), any Consolidated Entities’ pro rata share of interest expense and other amounts of the type referred to in such clauses of the Joint Ventures, and (vi) interest incurred on any liability or obligation that constitutes a Contingent Obligation of any Consolidated Entity.  For purposes of clause (v), any Consolidated Entities’ pro rata share of interest expense or other amount of any Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Interest Period” shall mean, with respect to a LIBO Rate Loan, a period of one, two, three or six months commencing on a Eurodollar Business Day selected by the Borrower pursuant to the Credit Agreement.  Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six

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months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall end on the next succeeding Eurodollar Business Day, provided, however, that if said next succeeding Eurodollar Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Eurodollar Business Day.

“Investment” shall mean, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of a Property or the assets of a business conducted by another Person, and (iii) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  “Investment” shall not include (a) any promissory notes or other consideration paid to it or by a tenant in connection with Project leasing activities or (b) any purchase or other acquisition of Securities of, or a loan, advance or capital contribution to, MAC or any Subsidiary of MAC by MAC or any other Subsidiary of MAC.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.  Notwithstanding the foregoing, Investments shall not include any promissory notes received by a Person in connection with a Disposition.

“IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc., in their respective capacities as joint lead arrangers and joint bookrunners for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Joint Venture” shall mean, as to any Person: (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Notwithstanding the foregoing, a Joint Venture of MAC shall include each Person, other than a Subsidiary, in which MAC owns a direct or indirect equity interest.  Unless otherwise expressly

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provided, all references in the Loan Documents to a “Joint Venture” shall mean a Joint Venture of MAC.

“Lenders” shall mean each of the lenders from time to time party to the Credit Agreement, including any Assignee permitted pursuant to Section 11.8 of the Credit Agreement.

“LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the per annum rate for such Interest Period and for an amount equal to the amount of such LIBO Rate Loan shown on Dow Jones Telerate Page 3750 (or any equivalent successor page) at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of such LIBO Rate Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“LIBO Rate Loan” shall have the meaning given such term in Section 2.1 of the Credit Agreement.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period for a LIBO Rate Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and any agreement to give any security interest.

“Loan Documents” shall mean the Credit Agreement and the Notes and each of the following (but only to the extent evidencing, guaranteeing, supporting or securing the obligations under the foregoing instruments and agreements): the REIT Guaranty, each of the Affiliate Guaranties, any Guaranty executed by any other Guarantor, and each other instrument, certificate or agreement executed by the Borrower, MAC or the other Borrower Parties in connection herewith, as any of the same may be Modified from time to time.

“MAC” shall have the meaning given such term in the preamble to the Credit Agreement.

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“Macerich Core Entities” shall mean collectively, (i) the Consolidated Entities, and (ii) any Joint Venture in which any Consolidated Entity is a general partner or in which any Consolidated Entity owns more than 50% of the Capital Stock.

“Macerich Entities” shall mean the Borrower Parties, and all Subsidiary Entities of the Borrower Parties (including Westcor).

“Macerich TWC Corp.” shall mean Macerich TWC Corp., a Delaware corporation.

Macerich TWC II Corp.” shall mean Macerich TWC II Corp., a Delaware corporation.

“Macerich TWC LLC” shall mean Macerich TWC LLC, a Delaware limited liability company.

“Macerich TWC II LLC” shall mean Macerich TWC II LLC, a Delaware limited liability company.

“Macerich WRLP Corp.” shall mean Macerich WRLP Corp., a Delaware corporation.

“Macerich WRLP LLC” shall mean Macerich WRLP LLC, a Delaware limited liability company.

“Macerich WRLP II Corp.” shall mean Macerich WRLP II Corp., a Delaware corporation.

“Macerich WRLP II LP” shall mean Macerich WRLP II LP, a Delaware limited partnership.

“Macerich Partnership” shall have the meaning given such term in the preamble to the Credit Agreement.

“Management Companies” shall mean Macerich Property Management Company, a Delaware limited liability company, Macerich Management Company, a California corporation, Westcor Partners LLC, an Arizona limited liability company, Westcor Partners of Colorado LLC, a Colorado limited liability company, Macerich Westcor Management LLC, a Delaware limited liability company, and includes their respective successors.

“Management Contracts” shall mean any contract between any Management Company, on the one hand, and any other Macerich Entity, on the other hand, relating to the management of any Macerich Entity or any Joint Venture or any of the properties of such Person, as the same may be amended from time to time.

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“Managing Agents” shall mean Fleet National Bank and Commerzbank AG, as the managing agents for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Master Management Agreements” shall mean Management Contracts between a Macerich Entity, as owner of a Project, and a Wholly Owned Subsidiary in the form of Exhibit D attached hereto (or with respect to Subsidiaries of Westcor, in the form that exists as of the date hereof) with such Modifications to such form as may be made by the Macerich Entities in their reasonable judgment so long as such Modifications are fair, reasonable, and no less favorable to the owner than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

“Material Adverse Effect” shall mean with respect to (a) MAC and its Subsidiaries on a consolidated basis taken as a whole or (b) the Macerich Partnership and its Subsidiaries on a consolidated basis taken as a whole, any of the following (1) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any of such Persons from and after the Statement Date, (2) a material impairment of the ability of any of such Persons to otherwise perform under any Loan Document; or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against any of such Persons of any Loan Document.

“Maturity Date” shall initially mean the Original Maturity Date; provided that the “Maturity Date” shall mean the Extended Maturity Date if the Borrower extends the Original Maturity Date in accordance with the terms and conditions of Section 1.4.  The Maturity Date shall be subject to acceleration upon an Event of Default as otherwise provided in the Credit Agreement.

“Measuring Period” shall mean the period of four consecutive fiscal quarters ended on the last day of the Fiscal Quarter most recently ended as to which operating statements with respect to a Real Property have been delivered to the Lenders.

“Minority Interest” shall mean all of the partnership units (as defined under the Borrower’s partnership agreement) of the Borrower held by any Person other than MAC.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify”, “Modified,” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Loans” shall mean all loans owned or held by any of the Macerich Entities secured by mortgages or deeds of trust on Retail Properties.

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“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Hedging Obligations” shall mean, as of any date of determination, the excess (if any) of all “unrealized losses” over all “unrealized profits” of such Person arising from Hedging Obligations as substantiated in writing by the Borrower and approved by the Administrative Agent.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Obligation as of the date of determination (assuming the Hedging Obligation were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Obligation as of the date of determination (assuming such Hedging Obligation were to be terminated as of that date).

“Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of the Consolidated Entities determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP, and including the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture for such period, but excluding (i) any recorded losses and gains and other extraordinary items for such period; (ii) other non-cash charges and expenses (including non-cash charges resulting from accounting changes), (iii) any gains or losses arising outside of the ordinary course of business, and (iv) any charges for minority interests in the Borrower held by Unaffiliated Partners.  For purposes hereof the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture shall be deemed equal to the product of (i) the income (or loss) of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Net Worth” means, at any date, the consolidated stockholders’ equity of the Consolidated Entities, excluding any amounts attributable to Disqualified Capital Stock.

“Northpark Mall” shall mean Northpark Mall, a Retail Property located in Dallas, Texas.

“Note” shall mean a promissory note in the form of that attached to the Credit Agreement as Exhibit E issued by the Borrower at the request of a Lender pursuant to Section 3.1 of the Credit Agreement.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower or the other Borrower Parties to the Administrative Agent, the other Agents and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

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“Organizational Documents” shall mean:  (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Original Maturity Date” shall have the meaning given such term in Section 1.3 of the Credit Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Participant” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Consolidated Entities or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Percentage Share” shall mean for any Lender at any date the percentage set forth next to such Lender’s name on Schedule G-1 to the Credit Agreement, as the same may be Modified from time to time, including, without limitation, to reflect the addition or withdrawal of a Lender or the assignment of all or a portion of an existing Lender’s Percentage Share as permitted pursuant to Section 11.8 of the Credit Agreement.

“Permitted Encumbrances” shall mean any Liens with respect to the assets of the Borrower Parties and Macerich Core Entities consisting of the following:

(a)                                  Liens (other than environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all

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cases which are not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b)                                 Statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business for amounts which, if not resolved in favor of the Borrower Parties or the Macerich Core Entities, could not result in a Material Adverse Effect;

(c)                                  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)                                 Other Liens, incidental to the conduct of the business of the Borrower Parties or the Macerich Core Entities, including Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, easements, encroachments, building restrictions, minor defects, irregularities in title and other similar charges or encumbrances on the use of the assets of the Borrower Parties or the Macerich Core Entities which do not interfere with the ordinary conduct of the business of the Borrower Parties or the Macerich Core Entities and that are not incurred (i) in violation of any terms and conditions of the Credit Agreement; (ii) in connection with the borrowing of money or the obtaining of advances or credit, or (iii) in a manner which could result in a Material Adverse Effect;

(e)                                  Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security;

(f)                                    Any attachment or judgment Lien not constituting an Event of Default;

(g)                                 Licenses (with respect to intellectual property and other property), leases or subleases granted to third parties;

(h)                                 any (i) interest or title of a lessor or sublessor under any lease not prohibited by the Credit Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i)                                     Liens arising from filing UCC financing statements relating solely to leases not prohibited by the Credit Agreement;

(j)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

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(k)                                  Liens on personal property.

“Permitted Mortgages” shall mean those certain mortgages and/or deeds of trust entered into by Subsidiaries of the Borrower Parties with respect to Real Property directly owned by such Subsidiaries of the Borrower Parties to the extent such mortgages and deeds of trust are otherwise permitted under the Credit Agreement (including Section 8.1(1) of the Credit Agreement).

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Consolidated Entities or any ERISA Affiliate sponsors or maintains or to which the Consolidated Entities or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBTCA or any successor Administrative Agent at its principal office in New York, New York as its “prime rate”.  The Prime Rate is a rate set by DBTCA as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBTCA may designate.  The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers.  Each change in the Prime Rate will be effective on the day the change is announced within DBTCA.

“Project” shall mean any shopping center, retail property, office building, mixed use property or other income producing project owned or controlled, directly or indirectly by a Macerich Entity.  “Project” shall include the redevelopment, or reconstruction of any existing Project.

“Property” shall mean, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person.  “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Property Expense” shall mean, for any Retail Property, all operating expenses relating to such Retail Property, including the following items (provided, however, that Property Expenses shall not include debt service, tenant improvement costs, leasing commissions, capital improvements, Depreciation and Amortization Expenses and any extraordinary items not considered operating expenses under GAAP): (i) all expenses for

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the operation of such Retail Property, including any management fees payable under the Management Contracts and all insurance expenses, but not including any expenses incurred in connection with a sale or other capital or interim capital transaction; (ii) water charges, property taxes, sewer rents and other impositions, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure to pay an imposition timely; and (iii) the cost of routine maintenance, repairs and minor alterations, to the extent they can be expensed under GAAP.

“Property Income” shall mean, for any Retail Property, all gross revenue from the ownership and/or operation of such Retail Property (but excluding income from a sale or other capital item transaction), service fees and charges and all tenant expense reimbursement income payable with respect to such Retail Property.

“Property NOI” shall mean, for any Retail Property for any period, (i) all Property Income for such period, minus (ii) all Property Expenses for such period.

“Queens Development Project” shall mean the Real Property and improvements located at or adjacent to 90-15 Queen’s Blvd., Elmhurst, New York, commonly referred to as “Queens Development Project” and owned by Macerich Queens Limited Partnership and/or Macerich Queens Expansion, LLC.

“Rate Request” shall mean a request for the conversion or continuation of a Base Rate Loan or LIBO Rate Loan in the form of that attached to the Credit Agreement as Exhibit F.

“Real Property” means each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Macerich Entities.

“Real Property Under Construction” shall mean Real Property for which Commencement of Construction has occurred but construction of such Real Property is not substantially complete or has not yet reached Stabilization.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“REIT” shall mean a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

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“REIT Guaranty” shall mean the credit guaranty executed by MAC in favor of DBTCA (or a successor Administrative Agent), in its capacity as Administrative Agent for the benefit of the Lenders, as the same may be Modified from time to time.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean at any date, those Lenders holding not less than 66 2/3% of the outstanding principal portion of the Term Loan.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Adjusted LIBO Rate” shall mean, with respect to any LIBO Rate Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =	LR
1-LRP

where

LR   =  LIBO Rate

LRP =  LIBO Reserve Percentage

“Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer or treasurer of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, vice president, Responsible Financial Officer, general partner, or managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.

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“Restricted Cash” shall mean any cash or cash equivalents held by any Person with respect to which such Person does not have unrestricted access and unrestricted right to expend such cash or expend or liquidate such permitted Investments.

“Retail Property” means any Real Property that is a neighborhood, community or regional shopping center or mall or office building.

“Retail Property Under Construction” shall mean Retail Property for which Commencement of Construction has occurred but construction of such Retail Property is not substantially complete or has not yet reached Stabilization.

“Revolving Credit Agreement” shall mean that certain Amended and Restated Credit Agreement evidencing the Revolving Credit Facility dated as of July 30, 2004, by and among the Borrower, as borrower and MAC as guarantor who are signatory thereto, the lenders signatory thereto and DBTCA, as administrative agent.

“Revolving Credit Facility” shall mean that certain amended and restated credit facility evidenced by the Revolving Credit Agreement, which provides for the funding of certain revolving loans and the issuance of letters of credit to, and on behalf of, the Borrower in the aggregate amount not to exceed $1,000,000,000.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Indebtedness” shall mean that portion of the Total Liabilities that is, without duplication: (i) secured by a Lien; or (ii) any unsecured Indebtedness of any Subsidiary of a Borrower Party if such Subsidiary is not a Guarantor.

“Secured Indebtedness Ratio” shall mean, at any time, the ratio of (i) Secured Indebtedness, to (ii) Gross Asset Value for such period.

“Secured Recourse Indebtedness” shall mean Secured Indebtedness to the extent the principal amount thereof has been guaranteed by (or is otherwise recourse to) any Borrower Party (other than a Borrower Party whose sole assets are (i) collateral for such Secured Indebtedness; or (ii) Capital Stock in another Borrower Party whose sole assets are such collateral and who otherwise meets the criteria set forth in clauses (D) through (T) in the definition of Single Purpose Entity).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Single Purpose Entity” shall mean shall mean a Person, other than an individual, which (A) is formed or organized solely for the purpose of holding, directly or

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indirectly, an ownership interest in the Westcor Principal Entities, (B) does not engage in any business unrelated to clause (A) above, (C) has not and will not have any assets other than those related to its activities in accordance with clauses (A) and (B) above, (D) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (E) holds itself out as being a Person, separate and apart from any other Person, (F) does not and will not commingle its funds or assets with those of any other Person, (G) conducts its own business in its own name, (H) maintains separate financial statements and files its own tax returns (or if its tax returns are consolidated with those of MAC, such returns shall clearly identify such Person as a separate legal entity), (I) pays its own debts and liabilities when they become due out of its own funds, (J) observes all partnership, corporate, limited liability company or trust formalities, as applicable, and does all things necessary to preserve its existence, (K) except as expressly permitted by the Loan Documents, maintains an arm’s-length relationship with its Transactional Affiliates and shall not enter into any Contractual Obligations with any Affiliates except as permitted under the Credit Agreement, (L) pays the salaries of its own employees, if any, and maintains a sufficient number of employees in light of its contemplated business operations, (M) does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except with respect to the Loans and as otherwise permitted under the Loan Documents, (N) does not acquire obligations of or securities issued by its partners, members or shareholders, (O) allocates fairly and reasonably shared expenses, including any overhead for shared office space, (P) uses separate stationery, invoices, and checks, (Q) does not and will not pledge its assets for the benefit of any other Person (except as permitted under the Loan Documents) or make any loans or advances to any other Person (except with respect to the Loans), (R) does and will correct any known misunderstanding regarding its separate identity, (S) maintains adequate capital in light of its contemplated business operations, and (T) has and will have a partnership or operating agreement, certificate of incorporation or other organizational document which complies with the requirements set forth in this definition.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Stabilization” shall mean, with respect to any Real Property, the earlier of (i) the date on which eighty-five percent (85%) or more of the Gross Leasable Area of such Real Property has been subject to binding leases for a period of twelve (12) months or longer, or (ii) the date twenty-four (24) months after the date that substantially all portions of such Real Property are open to the public and operating in the ordinary course of business.

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“Statement Date”  shall mean December 31, 2003.

“Subsidiary” shall mean, with respect to any Person:  (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, (c) with respect to MAC, any other Person in which MAC owns, directly or indirectly, any Capital Stock and which would be combined with MAC in the consolidated financial statements of MAC in accordance with GAAP; or (d) with respect to the Westcor Guarantors and the Westcor Principal Entities, any other Person in which they own, directly or indirectly, any Capital Stock and which would be combined with them in consolidated financial statements in accordance with GAAP.

“Subsidiary Entities” shall mean a Subsidiary or Joint Venture of a Person.  Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary Entity” shall mean a Subsidiary Entity of MAC.

“Supplemental Guarantor” shall have the meaning set forth in Section 4.1 of the Credit Agreement.

“Supplemental Guaranties” shall mean a Guaranty executed by a Supplemental Guarantor pursuant to Section 4.1 of the Credit Agreement.

“Tangible Net Worth” shall mean, at any time, (i) Net Worth minus (ii) Intangible Assets, plus (iii) solely for purposes of Section 8.12(1) of the Credit Agreement, any minority interest reflected in the balance sheet of MAC, but only to the extent attributable to Minority Interests, in each case at such time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Expense” shall mean (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Consolidated Entities, including the Consolidated Entity’s pro rata share of tax expenses in any Joint Venture.  For purposes of this definition, the Consolidated Entities’ pro rata share of any such tax expense of any Joint Venture shall be deemed equal to the product of (i) such tax expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by the Consolidated Entity, expressed as a decimal.

“Term Loan” shall have the meaning given such term in Section 1.1 of the Credit Agreement.

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“The Mall at Victor Valley” shall mean The Mall at Victor Valley, a Retail Property located in Victorville, California.

“Total Liabilities” shall mean, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the Consolidated Entities reflected in the financial statements of MAC or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation), plus (ii) all Indebtedness and other liabilities of all Joint Ventures reflected in the financial statements of such Joint Ventures or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) which are otherwise recourse to any Consolidated Entity or any of its assets or that otherwise constitutes Indebtedness of any Consolidated Entity (including any recourse obligations arising as a result of a Consolidated Entity serving as a general partner, directly or indirectly, in such Joint Ventures, unless such general partner is a corporation whose sole asset is its general partnership interest and who otherwise meets the criteria set forth in clauses (D) through (T) in the definition of Single Purpose Entity); provided that, notwithstanding this clause (ii), those certain guarantees described on Schedule G-2 to the Credit Agreement, which liabilities thereunder are recourse, directly or indirectly, to any of the Westcor Principal Entities or their Subsidiaries, shall be considered an obligation governed by clause (iii) below, plus (iii) the Consolidated Entities’ pro rata share of all Indebtedness and other liabilities reflected in the financial statements of any Joint Venture or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) not otherwise constituting Indebtedness of or recourse to any Consolidated Entity or any of its assets, plus (iv) all liabilities of the Consolidated Entities with respect to purchase and repurchase obligations, provided that any obligations to acquire fully-constructed Real Property shall not be included in Total Liabilities prior to the transfer of title of such Real Property.  With respect to any Real Property Under Construction as to which any Consolidated Entity has provided an outstanding and undrawn letter of credit relating to the performance and/or completion of construction at such property, the amount of Indebtedness evidenced by such letter of credit shall be included in Total Liabilities if: (a) such Indebtedness does not duplicate Indebtedness incurred in respect of such Real Property Under Construction (including any off-site improvements associated therewith); (b) such Indebtedness is required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet; and (c) to the extent such Indebtedness is not required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet, then such Indebtedness shall only be included to the extent the amount of such Indebtedness exceeds $40,000,000.  For purposes of clause (iii), the Consolidated Entities’ pro rata share of all Indebtedness and other liabilities of any Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Transactional Affiliates” shall have the meaning given such term in Section 8.6 of the Credit Agreement.

“UCC” shall mean the Uniform Commercial Code.

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“Unaffiliated Partners” shall mean Persons who own, directly or indirectly at any tier, a beneficial interest in the Capital Stock of a Subsidiary Entity, but such Persons shall exclude: (i) the Macerich Entities; (ii) Affiliates of Macerich Entities; (iii) Persons whose Capital Stock or beneficial interest therein is owned, directly or indirectly at any tier, by the Macerich Entities or their Affiliates.

“Unencumbered Property” shall have the meaning set forth in Section 4.1 of the Credit Agreement.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Westcor” shall mean (i) the Westcor Principal Entities, (ii) the Westcor Guarantors, (iii) the Subsidiaries of the Westcor Guarantors; and (iv) any other Person the accounts of which would be consolidated with those of the Westcor Guarantors in consolidated financial statements in accordance with GAAP.  When the context so requires, “Westcor” shall mean any of the Persons described above.

“Westcor Assets” shall mean all Projects and related Property, directly or indirectly, in whole or in any part, owned or leased by Westcor.

“Westcor Guarantors”  shall mean Macerich WRLP II Corp., a Delaware corporation, Macerich WRLP II LP, a Delaware limited partnership, Macerich WRLP Corp., a Delaware corporation, Macerich WRLP LLC, a Delaware limited liability company, Macerich TWC II Corp., a Delaware corporation, and Macerich TWC II LLC, a Delaware limited liability company.

“Westcor Principal Entities” shall mean, jointly and severally, Westcor Realty Limited Partnership and The Westcor Company II Limited Partnership.

“Wholly-Owned” shall mean, with respect to any Real Property, Capital Stock, or other Property owned or leased, that (i) title to such Property is held directly by, or such Property is leased by, the Borrower, or (ii) in the case of Real Property or Capital Stock, title to such property is held by, or (in the case of Real Property) such Property is leased by, a Consolidated Entity at least 99% of the Capital Stock of which is held of record and beneficially by the Borrower (or a Person whose Capital Stock is owned 100% by the Borrower) and the balance of the Capital Stock of which (if any) is held of record and beneficially by MAC (or a Person whose Capital Stock is owned 100% by MAC).  References to Property Wholly-Owned by Westcor or a Macerich Entity shall mean property 100% owned by such Person.

“Wholly-Owned Raw Land” shall mean Wholly-Owned land that is not under development and for which no development is planned to commence within twelve (12) months after the date on which it was acquired.

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Other Interpretive Provisions.

(1)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(2)                                  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(3)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced;

(ii)                                  The term “including” is not limiting and means “including without limitation;”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including;”

(iv)                              The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible; and

(v)                                 The verb “exists” and its correlative noun forms, with reference to a Potential Default or an Event of Default, means that such Potential Default or Event of Default has occurred and continues uncured and unwaived.

(4)                                  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent Modifications thereto, but only to the extent such Modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and (iii) references to any Person include its permitted successors and assigns.

(5)                                  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

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